LEASE

BETWEEN

Sky Hi LLC,
a Nevada limited liability company

AND

Mystic Holdings, Inc.
a Nevada limited-liability company

SKY POINTE DRIVE
A portion of 6050 Sky Pointe Drive
Las Vegas, Nevada 89130

SUMMARY

Section No.

1.1 Demised Premises: As set forth in the Acceptance Agreement (defined later) located in a portion of the Building located at 6050 Sky Pointe Drive, Las Vegas, Nevada 89130 in Clark County, State of Nevada (see Exhibit A). As of the date of this Lease, the space is expected to be 3,168 square feet.

1.3 Pro rata share: As set forth in the Acceptance Agreement, but is expected to equal 29.40%, 37.69% and 32.91% for the Premises, the space occupied by the Tavern and the convience store, respectively.

3.1 Commencement Date: The Delivery Date.

Expiration Date: The expiration of the SIXTIETH (60th) complete calendar month following the Rent Commencement Date.

3.2 Extension Options: TWO (2) periods of FIVE (5) years each, subject to a three percent (3%) increase from immediately preceding month at the commencement of the Extension Option and at each annual anniversary thereof.

3.3 Purchase Option: Tenant shall have the non-assignable right to purchase the Demised Premises for Fair Market Value upon the terms and conditions of Section 3.3.

3.4 Right of First Offer. Tenant shall have the non-assignable right to receive any and all offers received by the Landlord to sell the Shopping Center during the Term upon the terms and conditions of Section 3.4

4.1 Rent Commencement Date: The date that is the earlier of (i) ____________ (____) days following the Commencement Date; or (ii) upon Tenant opening for business (such period between the Commencement Date and the Rent Commencement Date, as well as other periods expressly provided for herein, the "**Rent Abatement Period**"). Tenant shall be responsible and pay for its pro rata share of Common Area Expenses.

Period[1]	Monthly Base Rent	Annual Base Rent
Year 1[2]	$15,000.00	$180,000.00
Year 2[3]	$15,450.00	$185,400.00
Year 3	$15,913.50	$190,962.00
Year 4	$16,390.91	$196,690.86
Year 5	$16,882.63	$202,591.59
Year 6[2]	$17,389.11	$208,669.33
Year 7	$17,910.78	$214,929.41
Year 8	$18,448.11	$221,377.30
Year 9	$19,001.55	$228,018.61
Year 10	$19,571.60	$234,859.17
Year 11[5]	$20,158.75	$241,904.95
Year 12	$20,763.51	$249,162.10
Year 13	$21,386.41	$256,636.96
Year 14	$22,028.01	$264,336.07
Year 15	$22,688.85	$272,266.15

[1] Year 1 shall commence as of the Rent Commencement Date and each Year thereafter shall commence upon the anniversary thereof for the Initial Term. Year 6 and Year 11 shall commence upon exercise of Option to Extend, as applicable.

(2) If the first Option to Extend is exercised.
(3) If the second Option to Extend is exercised.

6.3 Landlord's Insurance, Maintenance and Costs of Common Areas: Tenant's Pro rata share as set forth in the Commencement Memorandum based on the information set forth in Section 1.3 above.

7.1 Taxes: Tenant's Pro rata share as set forth in the Commencement Memorandum based on the information set forth in Section 1.3 above.

8.1 Business Name: Jade

Business Purpose: Operation of a licensed marijuana dispensary under the laws of Nevada and such additional permits as issued by the City of Las Vegas, Nevada.

23.1 Security Deposit: As set forth in the Commencement Memorandum (equal to first month rent, including pro rata share of Common Area Expenses).

26.13 Guarantors: None

Exhibit B Tenant Improvement Allowance: None

*Note: If there is any difference between this summary and the Lease, the Lease shall control.

LEASE

THIS LEASE (this "**Lease**") is made as of this ___ day of August 2021, by and between Sky Hi LLC, a Nevada limited liability company, having its principal offices at P.O. Box 1065, Old Village Station, Great Neck, New York 11023, as "**Landlord**", and Mystic Holdings, Inc., a Nevada corporation, having an address of 4145 Wagon Trail Avenue, Las Vegas, NV 89118, as "**Tenant**".

ARTICLE I – DEMISED PREMISES

Section 1.1. Demised Premises. Subject to the terms and conditions contained herein, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord, on an as-is basis, a portion of the square feet as set forth in the Commencement Memorandum for approximaltey 3,168 square feet which is a portion of 6050 Sky Pointe Drive, Las Vegas, Nevada 89130 in Clark County, State of Nevada (the "**Demised Premises**"), situated in the Sky Pointe Drive Shopping Center located in the Las Vegas, Clark County, State of Nevada (the "**Shopping Center**"), as depicted on the proposed lease plan, attached hereto as Exhibit A, together with the nonexclusive right to use, in common with others, the Common Areas, as such term is defined in Section 6.1 hereof. Subject to Article VI below, the general layout of the Shopping Center and the Demised Premises shall be substantially as set forth in the attached Exhibit A, but Exhibit A shall not be deemed a warranty, representation or agreement on the part of Landlord that the improvements, Common Areas, the Demised Premises, or the tenants, if any, listed thereon, are exactly as depicted on the diagram.

Section 1.2. Limitation on Extent of Demised Premises. Tenant shall receive by virtue of this Lease only the rights and privileges herein specifically granted and/or leased unto Tenant, and Landlord specifically excepts and reserves unto itself, without limiting the generality of the foregoing, at any time during the Term of this Lease, (i) the exclusive use of the roof, (including the right to construct additional stories if Landlord so elects), exterior walls and the area above, below and around the Demised Premises; (ii) the right to place in, over, through and upon the Demised Premises utility lines, pipes, duct work, and any other installations, to serve premises other than the Demised Premises, and to replace, maintain and repair such utility lines, cables, pipes, duct work, and installations, provided that any damage to the Demised Premises resulting from such activities shall be promptly repaired at Landlord's expense; (iii) the right to increase, reduce or change the number, dimensions or locations of the walks, corridors and other common facilities (in any manner whatsoever) as Landlord shall deem proper, provided such modifications do not materially interfere with Tenant's use of the Demised Premises; and (iv) except as otherwise specifically provided herein, the right to make any alterations, additions or design changes whatsoever to the Shopping Center.

Section 1.3. Pro Rata Share. The phrase Tenant's "**pro rata share**" when used with respect to any expense, contribution or other amount shall mean that proportion of the whole of such expense, contribution or amount specifically allocated to Tenant by the relevant portion of this Lease.

The pro-rata share shall be the amount set forth in the Commencement Memorandum ans shall be determined by a fraction of which the numerator is the ground floor area of the Demised Premises and the denominator is the total floor area of all of the buildings in the Shopping Center. Tenant's pro rata share may decrease or increase during Tenant's occupancy of the Demised Premises based on Landlord's redeterminination of Tenant's pro rata share from time to time to reflect reconfigurations, additions or modifications to the Demised Premises or the Shopping Center.

ARTICLE II – CONDITION OF DEMISED PREMISES

Section 2.1 Lease Grant and Possession. By taking possession of the Demised Premises, Tenant is deemed to have accepted the Demised Premises and agreed that the Demised Premises is in good order and satisfactory condition. Landlord shall deliver the Demised Premised in "AS-IS, WHERE-IS,"

"WITH ALL FAULTS," with no representations or warranties, express or implied, by Landlord as to the condition of the Demised Premises or the Shopping Center or suitability thereof for Tenant's use, provided, however, that notwithstanding anything to the contrary, Landlord shall deliver the Demised Premises with HVAC system in good working condition as of the Commencement Date. Landlord has no obligation to perform any alterations, additions, or improvements in order to make the Demised Premises suitable and ready for occupancy and use by Tenant. Landlord shall not be liable for any latent or patent defect in the Demised Premises. NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE DEMISED PREMISES AND TENANT HAS NOT RELIED ON ANY SUCH REPRESENTATIONS OR WARRANTIES. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE DEMISED PREMISES OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE DEMISED PREMISES OR ITS APPURTENANCES. Both Tenant and Landlord are acting at arm's length to protect their own interests, and both Tenant and Landlord shall use their own independent business judgment concerning the leasing of the Demised Premises. Tenant hereby acknowledges that it has had an opportunity to investigate and inspect the condition of the Premises and the suitability of same for Tenant's purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant's purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant's business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in an "as is" condition. No promise of Landlord to alter, remodel, repair, or improve the Premises, or the Shopping Center, and no representation, express or implied, respecting any matter or thing relating to the Premises, the Shopping Center, or this Lease (including, without limitation, the condition of the Premises or the Shopping Center) has been made to Tenant by Landlord or its broker or sales agent other than as may be contained herein.

Section 2.2. Landlord shall deliver the premises to Tenant within ten (10) business days of completion of Landlord's work (the "**Delivery Date**", which is also the "**Commencement Date**"). Tenant shall, within five (5) days of delivery from Landlord, execute and deliver to Landlord the Acceptance Agreement, substantially in the form of Exhibit C attached hereto. All of Landlord's and Tenant's obligations under this Lease shall commence on the Effective Date (defined in Section 26.12).

ARTICLE III - TERM OF LEASE AND EXTENSION

Section 3.1. The Term. The Term of this Lease (the "**Term**") shall commence on the Commencement Date and shall expire on the expiration of the SIXTHIETH (60th) complete calendar month following the Rent Commencement Date (the "**Expiration Date**"), unless earlier terminated or extended as provided herein.

Section 3.2. Extension Options. Provided that Tenant is not in default at the time of Tenant's exercise of any option to extend or at the commencement of the Extension Term (defined below), Tenant shall have the right to extend the Term of this Lease (the "**Option to Extend**") for two (2) periods of five (5) years (the "**Extension Term**") on the same terms and conditions as provided in this Lease, except as set forth in this Section 3.2 and in the manner set forth below. The first Extension Term shall commence on the date that is one day after the Expiration Date and expire sixty (60) full calendar months thereafter (the "**First Extension Term Expiration Date**"), unless terminated sooner pursuant to the provisions of this Lease. The second Extension Term shall commence on the date that is one day after the First Extension Term Expiration Date and expire sixty (60) full calendar months thereafter (the "**Second Extension Term Expiration Date**"), unless terminated sooner pursuant to the provisions of this Lease.

(a) Notice. Tenant shall provide to Landlord on a date which is prior to the date that the Extension Term would commence (if exercised) by at least one hundred twenty (120) days before the end of the then current Term, a written notice of the exercise of the Option to Extend (the "**Extension Notice**"), time being of the essence. If the Extension Notice is not timely given or received, the Option to Extend shall automatically expire. If Tenant does not timely exercise its Option to Extend, the Extension Term shall terminate. Upon exercise of the Option to Extend, or failure to timely exercise the Option to Extended this Lease, as extended (if applicable), shall not contain any further option to extend.

(b) Landlord shall have no obligation to perform any alterations or tenant improvements or other work in the Demised Premises and Tenant shall continue possession of the Demised Premises in its "AS IS," "WHERE IS," and "WITH ALL FAULTS" condition; and

(c) Tenant shall not be entitled to any tenant improvement allowance during any Extension Term.

(b) Annual Increase in Base Rent. Monthly Base Rent applicable to the Demised Premises for each of the twelve (12) months in the first year in the Extension Term shall be equal to 103% of the Base Rent for the full calendar month immediately preceding the first (1st) month of the applicable Extension Term. Annual Base Rent shall escalate at a rate of three percent (3%) from the immediately prior year in such Extension Term, the first of which escalations shall be effective as of the one (1) year anniversary of the first day of the Extension Term (i.e. Annual Base Rent shall continue to escalate at a rate of three percent (3%) for each year in the Extension Term). All other terms and conditions of the Lease shall remain the same except as set forth in this Section 3.2.

Section 3.3 Purchase Option.

(a) Provided that Tenant is not in default hereunder or that this Lease has not been terminated, and Tenant has delivered upon the execution of this Lease a payment to the Landlord of One Million Dollars ($1,000,000.00) (the "**Option Price**"), Tenant shall have the option (the "**Purchase Option**"), exercisable in Tenant's sole discretion by written notice to Landlord ("**Notice of Exercise**") that is received by Landlord at least thirty (30) days before the expiration of the Term, to purchase the Shopping Center in which the Premises are located for the total price as determined pursuant to subsection (e) below (the "**Option Purchase Price**"). The Option Purchase Price shall be paid in cash at the closing of such purchase and sale (the "**Closing**"), which Closing shall occur no later than ninety (90) days after Landlord's receipt of the Notice of Exercise. Until the Closing, Tenant shall continue to be bound by the terms and conditions of this Lease, including the obligation to pay the Rent. The Closing shall be through an escrow (the "**Escrow**") to be opened with an escrow agent/title insurer selected by Landlord (the "**Escrow Agent**"). If the Tenant is evicted from the Demised Premises for the non-payment of Rent, then this Purchase Option shall terminate in full and any deposits related to said Option shall be forfeited in full and retained by the Landlord.

(b) Within two (2) business days after Landlord's receipt of the Notice of Exercise, Escrow shall be opened, and Tenant and Landlord shall deliver one (1) fully executed copy of this Lease to the Escrow Agent. This Lease, together with any supplemental instructions jointly executed or executed in counterparts by Tenant and Landlord and delivered to Escrow Agent, shall constitute the escrow instructions by which the purchase and sale of the Demised Premises shall be consummated. In the event of any inconsistency between any such supplemental instructions and the terms of this Lease, the terms of this Lease shall prevail.

(c) At the Closing, Landlord shall deliver or cause to be delivered to Tenant (i) a Grant, Bargain, Sale Deed conveying the Premises to Tenant, (ii) a bill of sale conveying all of the personal

property in the Premises to Tenant (e.g. appliances, window coverings, ceiling fans, etc.), and (iii) a standard ALTA policy of title insurance on the Shopping Center with liability in the amount of the Purchase Price, insuring Tenant as owner of fee title to the Premises subject only to those exceptions listed therein, taxes and assessments with respect to the Premises that are not delinquent, title exceptions approved by Tenant in writing, and title exceptions caused or created by Tenant (e.g. mechanics liens).

(d) At the Closing, all costs, fees and expenses in connection with transfer taxes, escrow fees and recordation of any conveyances shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant. Tenant's obligation to pay rent or other charges hereunder shall cease as of the date of the Closing.

(e) The purchase price for the Shopping Center shall be equal to the lessor of: (i) the fair market value of the Premises based on receipt of an appraisal acceptable to both Landlord and Tenant; or (ii) SIX MILLION AND NO/100 DOLLARS ($6,000,000.00) (the **"Purchase Price"**). The selection of the appraiser shall occur no later than five (5) business days after the Notice of Exercise. The Option Price shall be applied to the Purchase Price upon Tenant's exercise of the Purchase Option and the remaining balance shall be paid in full at the Closing.

(f) The rights contained in this Section 3.3 are personal to the Tenant and shall not be assigned, assumed or transferred unless expressly approved in advance by Landlord. Landlord also consents that Tenant shall have the right to record a Memorandum of Option with the Office of Clark County, Nevada in the form attached hereto as Exhibit G.

Section 3.4 Right of First Offer.

(a) If at any time after the Effective Date (as defined in Section 3.4 hereof) Landlord desires to offer for sale any portion of the Shopping Center owned by Landlord which includes the Premises, or the Premises alone ("Proposed Sale Parcel"), then prior to offering to sell the Proposed Sale Parcel to any other person or entity Landlord shall offer Tenant the right to purchase the Proposed Sale Parcel by sending to Tenant a written notice of the specific terms of an offer to sell including price ("Offering Amount"), payment terms, conditions of title, costs of escrow and all other material terms, and a proposed purchase agreement and joint escrow instructions reflecting such terms, executed by Landlord ("Proposed Agreement")

(b) Tenant shall have thirty (30) days after its receipt of the Proposed Agreement to exercise its right to purchase the Proposed Sale Parcel by executing the Proposed Agreement and transmitting it to Landlord, or by submitting a counteroffer. If Tenant counteroffers, the Parties shall negotiate diligently and in good faith in order to attempt to reach an agreement within ten (10) days after Landlord receives Tenant's counteroffer. If Tenant does not elect to accept such offer within said thirty (30) day period, or if the Parties do not reach agreement on Tenant's counteroffer within said ten (10) day period, then for a period of one hundred eighty (180) days thereafter ("Third Party Sale Period") Landlord may offer to sell the Proposed Sale Parcel to a third party on the same terms as were set forth in the Proposed Agreement. If Landlord fails to enter into an agreement in writing on said terms and conditions with any third party during the Third Party Sale Period, and if Landlord again desires to offer the Proposed Sale Parcel for sale, Landlord shall again follow the foregoing procedure for granting Tenant the right of first offer.

(c) As a condition precedent to accepting a third party offer during the Third Party Sale Period for an amount less than ninety-five percent (95%) of the Offering Amount, or accepting any offer which is on terms substantially more favorable to the purchaser than in the Proposed Agreement, Landlord shall give Tenant notice of such terms together with the applicable purchase agreement and joint escrow instructions, and Tenant shall have an additional thirty (30) days after the receipt of said notice and joint escrow instructions to exercise this right of first offer. If Tenant accepts such revised proposal, the Parties shall

execute the revised purchase agreement and joint escrow instructions reflecting the more favorable terms within ten (10) days, or as soon thereafter as is reasonably possible. If Tenant fails to accept such offer within the thirty (30) day period or does not execute said joint escrow instructions within the ten (10) day period, Landlord shall be free to sell the Proposed Sale Parcel during the Third Party Sale Period on terms no more favorable than were most recently offered to Tenant. At no time may Landlord sell the Proposed Sale Parcel on terms which are more favorable than were first offered to Tenant in the manner specified herein. Tenant may enforce its rights under this Section 3.4 by obtaining a court order for specific performance, or damages, or both, and shall be entitled to an award of its costs of suit, including attorneys' fees, in addition to any other relief which the court awards.

(d) This right of first offer shall remain in full force and effect throughout the Term of this Lease, including Option Terms, and shall apply to any and all successor Landlords.

ARTICLE IV – ANNUAL BASE RENT

Section 4.1. Annual Base Rent. Tenant covenants and agrees to pay to Landlord yearly minimum rent on the Demised Premises for each Lease Year (as defined below) of the Term of this Lease (the "**Annual Base Rent**" or the "**Base Rent**") in accordance with the following schedule beginning the date that is the earlier of (i) _______________ (____) days following the Commencement Date; or (ii) upon Tenant opening for business (such date, the "**Rent Commencement Date**"):

Period[(1)]	**Monthly Base Rent**	**Annual Base Rent**
Year 1[(2)]	$15,000.00	$180,000.00
Year 2	$15,450.00	$185,400.00
Year 3	$15,913.50	$190,962.00
Year 4	$16,390.91	$196,690.86
Year 5	$16,882.63	$202,591.59
Year 6[(2)]	$17,389.11	$208,669.33
Year 7	$17,910.78	$214,929.41
Year 8	$18,448.11	$221,377.30
Year 9	$19,001.55	$228,018.61
Year 10	$19,571.60	$234,859.17
Year 11([5])	$20,158.75	$241,904.95
Year 12	$20,763.51	$249,162.10
Year 13	$21,386.41	$256,636.96
Year 14	$22,028.01	$264,336.07
Year 15	$22,688.85	$272,266.15

(1) Year 1 shall commence as of the Rent Commencement Date and each Year thereafter shall commence upon the anniversary thereof for the Initial Term. Year 6 and Year 11 shall commence upon exercise of Option to Extend, as applicable.

(2) If the first Option to Extend is exercised.

(3) If the second Option to Extend is exercised.

"**Lease Year**" means each consecutive 12-month period during the Term of this Lease commencing on the Rent Commencement Date or the annual anniversary thereof, as applicable; provided, that (a) if the Rent Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall include that period of time from the Rent Commencement Date up to the first day of the next calendar month, and any subsequent Lease Year shall be the 12-month period beginning on the first day of such month, and (b) the last Lease Year shall end on the date when this Lease expires or is terminated.

Section 4.2. Payment of Annual Base Rent. Annual Base Rent shall be payable in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement Date, in equal monthly installments as set forth in Section 4.1 above and, notwithstanding anything to the contrary contained herein, without notice or demand and without setoff or deduction. In the event that the final

Lease Year of the Term does not consist of twelve complete calendar months, the Annual Base Rent shall be adjusted for such Lease Year by multiplying the Annual Base Rent by that fraction whose numerator is the number of days in such Lease Year and whose denominator is 365.

ARTICLE V – ADDITIONAL RENT AND PAYMENT OF RENT

Section 5.1. Additional Rent. The payment of Annual Base Rent pursuant to this Lease shall be absolutely net to Landlord. Tenant shall pay to Landlord, as "**Additional Rent**," Tenant's pro rata share of Common Areas Expenses, including Landlord's Insurance, Tax Expense, and all other sums of money or charges required to be paid by Tenant under this Lease, as well as its pro rata share of other costs and expenses of Landlord incurred in connection with or related to the operation and maintenance of the Demised Premises and the Common Areas, together with all Sales Tax that may be due and payable thereon. Tenant shall pay monthly as Additional Rent any sales, transaction privilege, use or other tax (excluding state or federal income tax) now or hereafter imposed by the United States of America, the State of Nevada, or any political subdivision of either, including the city or municipality in which the Demised Premises is located, on any form of Rent or other sums paid by Tenant to Landlord due under this Lease, or in substitution for any Rent, notwithstanding the fact that the law imposing the tax may endeavor to impose it on Landlord. Base Rent, Additional Rent and all such other sums of money as shall become due under this Lease are collectively referred to as "**Rent**."

Section 5.2. No Offset. All Annual Base Rent and Additional Rent (which shall include all sums owed by Tenant to Landlord hereunder), shall be paid without counterclaim, setoff, deduction or defense. In no event shall excess payments of Additional Rent by Tenant be applied or offset against the Annual Base Rent due or payable by Tenant hereunder.

Section 5.3. Place of Payment. Annual Base Rent, Additional Rent, and all other charges that Tenant is required to pay to Landlord shall be payable without notice or demand and without setoff or deduction at the following address: P.O. Box 1065, Old Village Station, Great Neck, New York 11023, or to any other place designated by notice given by Landlord to Tenant. Tenant shall pay any charge required to be paid hereunder, the time and manner of payment of which is not specifically provided herein, within thirty (30) days following receipt of a bill therefor from Landlord.

Section 5.4. Sales Tax on Rent. In addition to the other items of Additional Rent set forth elsewhere in this Lease, Tenant shall reimburse Landlord for any and all taxes imposed upon Landlord as a result of this Lease (the "**Sales Tax**"), as and if applicable. This amount shall be subject to adjustment as the Rent is increased pursuant to the terms of this Lease, and as the Sales Tax is increased or decreased.

Section 5.5. Personal Property Taxes. Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during Tenant's occupancy of the Demised Premises or the Term (whichever is greater) upon Tenant's business and all of Tenant's leasehold improvements, equipment, furniture, fixtures, and any other personal property located in the Demised Premises. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant's said personal property shall be assessed with Landlord's real property, Tenant shall pay the taxes attributable to Tenant within ten (10) days prior to the delinquency date for payment of such taxes and shall furnish Landlord with satisfactory evidence of the payment of such taxes. In the event said personal property is assessed with Landlord's real property and Landlord pays the Tax Expense, Tenant shall reimburse Landlord for Tenant's personal property taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's personal property.

Section 5.6. Effective Date Payment. Upon the Effective Date, Tenant shall pay to Landlord an amount equal to ONE MILLION FIFTEEN THOUSAND DOLLARS AND NO/100 CENTS ($1,015,000.00) consisting of: (i) the first monthly installment of Base Rent and (ii) the Option Price (the "**Effective Date Payment**"), with the foregoing subsections (i) and (ii) constituting the first Rent payment due and owing pursuant to this Lease. Concurrently with Tenant's execution of this Lease, Tenant shall pay to Landlord, in immediately available funds, the Effective Date Payment.

ARTICLE VI – COMMOM AREAS AND EXPENSE

Section 6.1. Definition of Common Areas. The "**Common Areas**" shall be defined as all entrances and exits, landscaping, loading docks, retaining walls, if any, sidewalks, driveways, parking lots, elevators, stairs and all other areas and improvements located in the Shopping Center provided by Landlord for the common or joint use and benefit of tenants, their officers, agents, employees and customers, including, but not limited to, all delivery areas, corridors, stairways, rest rooms, and other public areas.

Section 6.2. Landlord's Rights with Respect to the Common Areas. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the following rights with respect to the Common Areas:

(a) Landlord may close all or any portion of the Common Areas to such extent as may be necessary to avoid the creation of any rights of the public in the Common Areas.

(b) Landlord may close all or any portion of the Common Areas to discourage non-customer use.

(c) Landlord may at any time increase, reduce, eliminate or change the number, dimensions or locations of the walks, driveways, parking areas, elevators, entrances, corridors and other Common Areas as Landlord may deem proper and Landlord reserves the right to maintain, operate and police the Common Areas and to make alterations or additions to the Common Areas.

(d) Landlord may connect the Common Areas to other elements or additions to the Shopping Center and may grant the use thereof to tenants of other additions to the Shopping Center, or any other persons, at any time.

(e) Landlord shall have the right to reduce the Common Areas at any time in order to create additional retail space and to place carts, kiosks, counters and the like upon the Common Areas, at any time and in any location.

Such closure, discontinuance or use of any or all of the Common Areas by Landlord pursuant to the provisions of this Section shall not entitle Tenant to a reduction in any Rent or to any other compensation or damages. Notwithstanding the foregoing, Landlord shall use its good faith efforts to minimize its interference with Tenant's use of the Demised Premises.

Section 6.3. Maintenance and Cost of Common Areas and Related Facilities.

(a) Landlord shall maintain the Common Areas in the Shopping Center in repair pursuant to the provisions of Section 11.1.

(b) Tenant shall pay to Landlord, as Additional Rent beginning on the Commencement Date, and during each month of the Term thereafter, its pro rata share of the following costs and expenses ("**Common Areas Expenses**"):

(i) the costs of Common Areas utilities, including electricity, water, and

sewer charges, and all other expenses related to the Common Areas, including but not limited to maintenance, service, repairs, replacements, improvements, and rental costs for mechanical, electrical, heating, ventilation and air-conditioning, sprinkler system, elevators and other equipment used in connection with the Shopping Center and/or the Common Areas, energy costs and charges for the Common Areas, costs for equipping, gardening, landscaping, lighting, installing and/or providing traffic signals, repairing, replacing and maintaining the Common Areas;

(ii) the costs for custodial service for the Common Areas, which shall include but not be limited to janitorial service, rest room maintenance and supplies;

(iii) the costs of Common Areas trash, garbage and rubbish storage, compaction and removal; maintenance of signs (other than tenant signs);

(iv) the costs of Common Areas pest control;

(v) the costs associated with security, including fire and security alarm monitoring, for all or part of the Shopping Center;

(vi) the costs of repairing, replacing, cleaning and maintaining all open areas, parking areas, entrances and sidewalks and the removal of snow therefrom;

(vii) the costs of rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Shopping Center;

(viii) the costs of repairing, resurfacing, painting, lighting, cleaning, refuse removal, security and similar items, and appropriate reserves for such items

(ix) the costs associated with the straight-line depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Shopping Center

(x) the costs and expenses incurred by Landlord for alterations, additions and improvements that are deemed capital expenses under generally accepted accounting principles, provided that such capital improvement costs and expenses may be included in Operating Expenses only if such costs are amortized on a straight line basis over the useful life of the capital item being replaced and/or repaired;

(xi) such other costs as Landlord may reasonably determine are required for the proper maintenance of the Common Areas and the facilities located in the Common Areas;

(xii) the costs of parking charges, utilities surcharges, or other costs levied, assessed or imposed on the Shopping Center by or at the direction of any governmental authority and/or quasi-governmental authority in

connection with the Shopping Center; unless otherwise specifically excluded herein; costs and expenses paid by Landlord pursuant to any documents which are currently recorded or which are recorded in the future against the Shopping Center in the Office of the Recorder of Clark County (collectively, "**Matters of Record**");

(xiii) all costs associated with Tax Expense (as defined in Section 7.1(a)), including real property taxes and personal property taxes (personal property taxes includes, without limitation, all personal property taxes levied on or attributable to personal property used in connection with the Shopping Center);

(xiv) the costs of Landlord's Insurance (as defined in Section 6.3(c)); and

(xv) an amount equal to 20% of all the foregoing costs to cover administrative and overhead costs.

(c) Landlord agrees to carry general liability insurance with limits of not less than $1,000,000 covering the Common Areas in the Shopping Center and casualty and property insurance with limits of not less than 80% of the full replacement value of the Shopping Center, and Landlord, in its reasonable discretion, may obtain and maintain any other insurance policies in connection with the Shopping Center, including, without limitation, insurance covering loss of rents ("**Landlord's Insurance**"). Tenant shall pay to Landlord, as a Common Area Expense beginning on the Commencement Date and during each month of the Term thereafter, its pro rata share of Landlord's Insurance.

(d) Landlord has the right, but not the obligation, to enter into and maintain a contract with a pest and vermin eradication and control contractor, satisfactory to Landlord, to provide for periodic inspection of the Shopping Center, and such services as may be necessary to keep the Shopping Center free of vermin. This Section 6.3(d) shall in no way limit Landlord's right to enter into other contracts for the Shopping Center and allocate the expense of such contracts as a Common Area Expense.

(e) In the event that any tenant's or group of tenant's use of their demised premises, whether or not permitted by this Lease, shall cause additional or unusual expense by Landlord in operating and maintaining the Shopping Center (for example, without limitation, additional security, maintenance, utility, energy, or insurance costs) or any tenant or group of tenants derive special benefit from the operation of the Shopping Center, Landlord shall have the right, but shall not be obligated, to allocate such costs to such tenant or group of tenants. Tenant shall be responsible for the reimbursement of such expenses within ten days of the receipt by Tenant of the bill therefor from Landlord.

(f) Notwithstanding anything else in this Lease to the contrary: (i) Landlord at anytime and from time to time shall have the right to combine or separate the calculation and allocation of some or all Common Area Expenses among any portion of or tenant grouping within the Shopping Center, and, in such event, Tenant's pro rata share with respect to said Common Area Expense(s) and all other components of this Lease which are affected thereby shall be equitably adjusted to reflect such allocation; and (ii) for any Common Area Expense for which the tenant percentages (as determined above), would have an inequitable result if applied uniformly, Landlord shall have the right (but not the obligation) to determine the percentages that Landlord reasonably deems to be equitable for such Common Area Expense(s).

Section 6.4. Payment of Common Areas Expenses, including Landlord's Insurance and Tax Expense, and other Additional Rent. Landlord shall estimate Tenant's annual pro rata share of the Common Areas Expenses, including Landlord's Insurance, Tax Expense, and other Additional Rent, and the amount so estimated shall be paid by Tenant in monthly installments together with each monthly payment of Base Rent. Prior to the Rent Commencement Date, Landlord shall provide an initial letter to Tenant itemizing the amount of Common Areas Expenses, including Landlord's Insurance, Tax Expense, and other Additional Rent, due for each month. Such monthly installments shall be equal to Landlord's good faith estimate from time to time of one-twelfth of Tenant's obligation for Common Areas Expenses, Landlord's Insurance, Tax Expense, and other Additional Rent; provided, that if Landlord shall in good faith adjust such estimate at any time, or if at any time Tenant's obligation for such costs incurred or to be incurred is expected by Landlord to exceed the monthly installments paid as of such time on account of such costs, Landlord shall be entitled to increase the amount of such monthly installments to such amount as Landlord shall determine to allow Landlord to pay such costs when due. Tenant's obligation to pay Common Areas Expenses, Landlord's Insurance, Tax Expense, and other Additional Rent shall survive the expiration or termination of this Lease.

Within one hundred twenty (120) days after the end of each year, Landlord shall furnish Tenant a statement (a "**Statement**") in reasonable detail of the actual amount of the Common Areas Expenses, Landlord's Insurance, Tax Expense, and other Additional Rent paid or payable during the prior year and thereupon there shall be an adjustment between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount of Tenant's annual pro rata share for such period. Any repayment that may be due by Landlord to Tenant may, at Landlord's option, take the form of a credit on Tenant's next succeeding payment or payments pursuant to this clause. If Tenant's pro rata share is greater than the amount paid by Tenant during the prior year, Tenant shall pay Landlord the difference between the amount paid by Tenant and the amount actually due within thirty (30) days after receipt of Landlord's statement. Landlord's failure to deliver any statement of Common Areas Expenses, Landlord's Insurance, or Tax Expense on a timely basis with respect to any calendar year shall not prejudice Landlord's right to thereafter render such a statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of any such statement prejudice Landlord's right to thereafter deliver a corrected statement for that calendar year.

Tenant's obligations under this Article are in addition to any utility charges which are separately metered and billed directly to Tenant, as set forth in Article X, including but not limited to electricity for the Demised Premises, which charges shall be paid directly by Tenant to the person, firm or corporation providing such utilities.

ARTICLE VII –TAXES

Section 7.1. Taxes.

(a) Beginning on the Commencement Date, and during each month of the Term thereafter, Tenant shall pay, as a portion of Common Area Expenses, Tenant's pro rata share of the Tax Expense. " **Tax Expense** " is defined for purposes of this Lease to include all and all taxes, assessments, levies, fees, charges and impositions whatsoever, both general and special, levied or imposed or assessed by any authority having the direct or indirect power to tax, including, without limitation, any city, county, state or federal government or any other taxing authority, or any improvement or other assessment district, whether or not consented to or joined in by Landlord, as against any legal or equitable interest of Landlord, payable by Landlord (other than income taxes, measured by the net income of Landlord from all sources), in the Demised Premises, the Shopping Center or in the real property of which the Demised Premises is a part, as against Landlord's right to Rent or other income therefrom, or as against Landlord's business of leasing the Demised Premises, or any tax imposed in substitution, partially or totally, thereof, together with any and all

reasonable expenses incurred by Landlord in determining, filing, contesting and/or appealing any such tax, including accountant's, attorney's and consultant's fees, whether or not now customary or within the contemplation of the parties hereto on the date of this Lease. Such Tax Expense shall be paid as a portion of Common Area Expense in accordance with Article VI and shall include, without limitation, those Tax Expenses payable by Landlord that are assessed:

(i) upon, measured by or reasonably attributable to the cost or value of the real property, equipment, furniture, fixtures and other personal property located in the Premises;

(ii) upon, measured by or reasonably attributable to the cost or value of improvements;

(iii) upon or measured by the rent payable hereunder, including without limitation, any gross receipts tax or excise tax levied by any local municipal government, the State of Nevada, the U.S. Government or any other governmental body with respect to the receipt of such rental;

(iv) upon or with respect to the possession, leasing, operation, management, maintenance, improvement, alteration, repair, use or occupancy of the Demised Premises or any portion thereof; or

(v) upon this transaction or any document creating or transferring an interest or an estate in the Demised Premises.

(b) Tenant's pro rata share of the Tax Expense shall be paid in accordance with Section 6.4 herein.

(c) Should any governmental taxing authority acting under any present or future law, ordinance or regulation, levy, assess or impose a tax, excise and/or assessment (other than an income or franchise tax) upon or against the Rent payable by Tenant to Landlord, either by way of substitution for or in addition to any existing tax on land and buildings or otherwise, or any other substitute tax, the proceeds of which are used to fund the same governmental functions as were funded by ad valorem taxes, Tenant shall be responsible for and shall pay such tax, excise and/or assessment, or shall reimburse Landlord for the amount thereof, or Tenant's proportionate share thereof, as the case may be, as Additional Rent, on or before the date that any fine, penalty or interest would be added thereto for nonpayment.

(d) If this Lease terminates (other than by reason of Tenant's default) during a tax year, Tenant's obligation for Tax Expense with respect thereto shall be appropriately apportioned based on the number of days in the tax year that this Lease is in full force.

(e) Tenant shall pay before delinquency all taxes charged against all of Tenant's furniture, trade fixtures, equipment and all other personal property located on the Premises (collectively, "**Tenant's Personal Property**") or imposed upon its business operations and/or sale of goods and services and which become payable during the Lease Term. In the event any or all of Tenant Improvements or Tenant's Personal Property, shall be assessed and taxed with the Shopping Center, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant Improvements or Tenant's Personal Property. To the extent not reimbursed under this Section 9, such amount will be included in Operating Expenses.

Section 7.2. Tax Appeals.

(a) In the event Landlord is currently engaged in or if, during the Term of this Lease, Landlord becomes engaged in or reasonably believes that it may become engaged in a reassessment, a judicial appeal(s) or contest(s) of taxes and/or tax assessments on the Shopping Center, the land, the buildings and/or any or all other improvements within the Shopping Center with the possible result of such reassessment, appeal or contest being the imposition of additional (including, without limitation, retroactive) taxes for any year(s) falling within the Term of this Lease, which Tenant is obligated to pay its pro rata share of under the terms of this Lease, then Landlord shall have the right to create an escrow fund to cover such additional tax liability by assessing Tenant its pro rata share of such potential additional tax liability, in an amount which shall be reasonably estimated by Landlord.

(b) Tenant's pro rata share, as above defined, shall be deposited with Landlord within thirty (30) days after demand therefore and shall be deposited by Landlord in an interest bearing escrow account of an institution regulated by the Federal Reserve Board, the Federal Home Loan Bank Board, Comptroller of the Currency or the Financial Institution's Division of the State of Nevada, Department of Business and Industry.

(c) When such funds are deposited in any such interest bearing escrow account, Landlord shall thereupon notify in writing each of the tenants making any such deposits, giving the name and address of the banking institution in which such deposits are held, and the amount of such deposits. The interest earned on such escrow account shall be the money of the tenants making such deposits and will be paid to such tenants annually.

(d) The amounts deposited in such escrow account shall be retained therein until such time as such judicial appeal(s) or contest(s) of taxes and/or tax assessments are finally resolved by a court of competent jurisdiction and the amount of retroactive taxes due, if any, is finally determined, and Landlord becomes obligated to pay such retroactive tax liability. Such retroactive tax liability so determined shall be then paid by Landlord, utilizing, to the extent available, the monies deposited in such retroactive tax liability escrow account.

(e) In the event Landlord has overestimated Tenant's pro rata share of the finally determined retroactive tax liability and Tenant has paid in excess of its actual pro rata share, Tenant shall be paid the amount of such excess within thirty (30) days after such final determination. In the event Landlord has underestimated Tenant's pro rata share of the finally determined retroactive tax liability, and the amounts deposited by Tenant into the tax escrow account are less than Tenant's actual pro rata share of such retroactive tax liability, Landlord shall notify Tenant of the amount of such deficiency and Tenant shall pay such amount to Landlord within thirty (30) days thereafter, as Additional Rent.

ARTICLE VIII – USE OF DEMISED PREMISES

Section 8.1. Use and Name. Tenant agrees that the Demised Premises, during the Term hereof, shall be used and occupied by Tenant solely for operation of a licensed marijuana dispensary under the laws of Nevada (the "**Permitted Use**"), subject to the existing exclusives set forth on Exhibit D, attached hereto and made a part hereof ("**Existing Exclusives**"), and for no other purpose. Tenant shall observe and comply with all governmental laws, statutes, ordinances, rules, regulations, as amended from time to time ("**Applicable Laws**") and the Rules and Regulations. Tenant shall at all times operate its business in the Demised Premises solely under the name "Jade." Tenant shall not be allowed to alter, change or modify Tenant's business, or otherwise operate outside the scope of the Permitted Use described above, nor use any other name without specific written approval of Landlord; provided, that with respect to a name change,

Landlord's approval shall not be unreasonably withheld. Landlord makes no representation or warranty as to whether the Permitted Use is permitted in the Demised Premises or Shopping Center.

Section 8.2. Duty of Continuous Operation. Tenant shall operate all of the Demised Premises during the entire Term and any extensions thereof with due diligence, efficiency and as a first class operation. Tenant further will conduct its business during regular Business Hours. The term "**Business Hours**" means on such days and hours that Tenant determines in its sole discretion, which may include operating 24 hours a day, 7 days a week. Tenant acknowledges that Tenant's agreement to comply with the terms of this provision is a material inducement to Landlord's agreement to enter into this Lease.

Section 8.3. Operations.

(a) Common Areas and Exterior Lighting. For the purpose of providing a uniform lighting system for the Common Areas and the exterior of the Shopping Center, Landlord shall have the right to approve of lighting fixtures and elements in all windows of the Demised Premises facing the exterior of the Shopping Center.

(b) Keeping Demised Premises Clean. Tenant shall keep the Demised Premises (including accessible exterior and interior portions of all windows, doors and all other glass) in a neat and clean condition to the satisfaction of Landlord. Tenant shall promptly remove rubbish from the Demised Premises, and shall place all rubbish in properly closed dumpsters for removal. Tenant shall not permit any of such rubbish to be placed outside or around such dumpsters, shall keep such area in a neat and clean condition to the sole satisfaction of Landlord, and shall comply with all relevant laws, rules, regulations and ordinances pertaining to rubbish disposal. Landlord shall have the right, but shall not be obligated, to designate which refuse/trash company Tenant shall use. If Tenant shall fail to maintain and clean the Demised Premises as required herein, Landlord shall have the right, but shall not be obligated, to enter the Demised Premises and perform any maintenance or cleaning work deemed necessary by Landlord and Tenant shall reimburse Landlord for the cost of such work promptly upon demand.

(c) Paying Taxes. Tenant shall pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant's business or upon Tenant's fixtures, furnishings or equipment in the Demised Premises.

(d) Paying License Fees. Tenant shall pay when and as due all license fees, permit fees and charges of a similar nature for the conduct by Tenant or any subtenant of any business or undertaking authorized hereunder to be conducted in the Demised Premises.

(e) Rules and Regulations. Tenant shall observe all rules and regulations ("**Rules and Regulations**") established in Landlord's reasonable discretion from time to time for the Shopping Center, provided Tenant shall be given at least five (5) days' notice of any change thereof. A copy of such Rules and Regulations is attached hereto as Exhibit E and expressly incorporated herein.

(f) Grease Trap. If Tenant is required to install a grease trap, Tenant shall contract for, in its own name, and shall pay for a qualified service contractor to inspect, clean and repair the grease trap. Tenant shall promptly furnish to Landlord a copy of the inspection and service report.

Section 8.4. Restriction of Tenant's Activities.

(a) Tenant shall not use any display, or stock any merchandise, that is lewd, obscene, pornographic, vile, vulgar, profane, or suggestive of the use of illegal drugs (excluding marijuana and marijuana related products as are permitted under the laws of the State of Nevada during the Term of this Lease), or otherwise offensive, in the sole discretion of Landlord.

(b) Tenant shall receive and deliver food, goods, supplies and merchandise only in the manner, at such times, and in such areas, as may be designated by Landlord, and in this connection Tenant specifically agrees (i) not to use any loading areas designated exclusively for use by other tenants of the Shopping Center and (ii) to use Tenant's best efforts to complete or cause to be completed, all deliveries, loading, unloading and services to the Demised Premises after 9:00 a.m. each day and (iii) to abide by such further regulations as Landlord shall implement to regulate the activities of tenants of the Shopping Center with respect to deliveries to and servicing of the premises occupied by such tenants.

(c) Tenant shall not use or permit the use of any portion of the Demised Premises for any unlawful purpose under Nevada law, or use or permit the use of any portion of the Demised Premises as living quarters, sleeping apartments or lodging rooms.

(d) Tenant shall not perform any act or carry on any practice which may injure the Demised Premises or any other part of the Shopping Center, which, in the exclusive opinion of Landlord, constitute a nuisance, annoyance, or a menace to any other tenant or tenants or other persons in the Shopping Center.

(e) Tenant shall not use any portion of the Demised Premises for storage or other services except as is customary for its operations in the Demised Premises in accordance with the Permitted Use.

(f) Tenant shall not display or sell merchandise or allow carts, signs, devices or any other objects to be stored or to remain outside the defined exterior walls and permanent doorways or store front of the Demised Premises, and Tenant shall not solicit in any manner in any of the Common Areas of the Shopping Center.

(g) Tenant shall not install, operate or maintain any heavy item of equipment in the Demised Premises without the express written permission of Landlord and then only in such manner as to achieve a proper distribution of weight.

(h) Tenant shall not use, store, handle, treat, transport, release or dispose of any substances designated as, or containing components designated as hazardous, dangerous, toxic, harmful or subject to regulation under any federal, state or municipal law, regulation or ordinance ("**Hazardous Substances**"), on or about the Demised Premises or the Shopping Center without Landlord's prior written consent; provided, however, Tenant may use chemicals, lubricants, solvents, and cleaning fluids of the kind and in amounts and in the manner customarily found and used in order to conduct its Permitted Use at the Demised Premises. Any handling, treatment, transportation, storage, disposal or use of Hazardous Substances by Tenant in or about the Demised Premises or the Shopping Center, and Tenant's use of the Demised Premises shall strictly comply with all Applicable Laws, including, without limitation, Environmental Laws (as defined below). Tenant shall be fully liable to Landlord for any and all cleanup costs and all other charges, fees, and fines relating to the use, release, disposal, sale, transportation or generation of Hazardous Substances in or about the Demised Premises or the Shopping Center. Tenant shall (i) notify Landlord immediately in the event that there is a spill, leak or other release of any Hazardous

Substance on or about the Demised Premises, (ii) comply with all direction from governmental agencies governing the release and (iii) perform the cleanup required in accordance with all applicable federal, state and local laws, regulations and cleanup standards. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord and its officers, directors, employees, agents, partners, members, managers, successors, assigns, affiliates, subsidiaries and parent companies harmless from and against, any all costs, expenses, liabilities, losses, expenses, attorneys' fees, and other costs of whatever kind incurred in or in connection with any such claim or proceeding brought thereon (including without limitation investigation and cleanup costs and penalties and fines), and the defense thereof which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Substances in or about the Demised Premises or the Shopping Center by Tenant or it employees, agents, representatives, contractors, subcontractors, licensees and/or invitees. "Environmental Laws" shall include, but not be limited to, the Resource, Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, *et seq*.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, *et seq*.; the Clean Water Act, 33 U.S.C. Section 1251, *et seq*.; the Toxic Substance Control Act, 15 U.S.C. Section 2601, *et seq*.; the Safe Drinking Water Act, 42 U.S.C. Section 201,300f to j-9 and any and all environmental laws of the State of Arizona (including Title 49, the Environment, of Arizona Revised Statutes) and any and all amendments to such Environmental Laws. Tenant agrees to hold harmless Landlord, and hereby waives all rights and claims of contribution against Landlord, with respect to any violations or alleged violations of Environmental Laws or any other Laws concerning the Premises, including claims that relate to periods prior to the Commencement Date.

(i) Tenant shall maintain the Demised Premises at its own expense in a clean, orderly and a sanitary condition and free of insects, rodents, vermin and other pests, and shall cause the Demised Premises to be treated against infestation by vermin, roaches or rodents whenever there shall be evidence of any infestation and on a bi-annual basis.

Section 8.5. Tenant Signs and Decorations. Subject to the conditions hereunder, Tenant may affix a sign to the storefront exterior. Tenant shall have the right (subject to availability, which shall be determined at Landlord's discretion) to one (1) full panel on both sides of any existing or to be built monument signs at a rate that will be set forth in the Commencement Memoradnum for any existing signage and as set by the Landlord for any future signage. Any and all signs that Tenant may desire to affix to the exterior of the Premises (and all signs that Tenant desires to affix to the Premises storefront) or to the pylon sign, as permitted herein, shall: (i) comply with the Landlord's Sign Criteria attached hereto as Exhibit F-1 and made a part hereof; (ii) be fabricated, installed and maintained at Tenant's sole cost and expense; and (iii) be subject to the County's prior written approval, if required by Applicable Law, and Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. Tenant shall, as part of Tenant's Improvement or Tenant's Work (defined below) and using a portion of the Allowance (defined below), if applicable, install signage that adequately identifies Tenant's business within thirty (30) days of Tenant opening for business. Tenant shall maintain its signs in first-class condition and repair during the Lease Term. Upon expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove such signage and repair any damage to the Shopping Center fascia resulting from the installation and removal of Tenant's sign(s). Tenant shall be permitted to install a "coming soon" banner on the storefront exterior, subject to Landlord's Sign Criteria for a period from the Effective Date until Tenant's opening for business and a "now open" banner for thirty (30) days after Tenant's opening for business. Tenant shall be permitted to display professionally prepared signs anywhere within the interior of the Premises (and which cannot be seen from outside the Premises) without Landlord's consent or approval, provided that all such interior signs comply with all Applicable Law. Landlord hereby consents to Tenant's standard sign package attached hereto as Exhibit F-2. Landlord shall have the right of prior approval with respect to all improvements (including, without limitation, the Tenant Improvements as defined in the Work Letter, attached hereto as Exhibit B and incorporated herein by this reference), signage (including without

limitation sign companies), property and fixtures located in or about the Demised Premises. Without limiting or otherwise affecting the foregoing or any other provisions hereof, Tenant specifically covenants and agrees that Tenant shall not, without the prior written consent of Landlord:

(a) paint, decorate or make any changes to the Demised Premises; or

(b) install any lighting or awnings, or any signs, advertising matter, decoration or painting in or upon the Demised Premises; or

(c) install any drapes, blinds, shades or other coverings on windows and doors of the Demised Premises; or

(d) affix any window or door lettering, sign decoration or advertising matter to any window or door glass of the Demised Premises; or

(e) erect or install any signs, window or door lettering, placards, decorations, or advertising media of any type.

If Tenant is permitted by Landlord to install any such signs or decoration, such installation shall be in compliance with all Applicable Laws, codes, and ordinances, and Tenant shall keep all signs or decorations installed in or about the Demised Premises in good condition and in proper operating order at all times. In the event that Tenant's desired signage is attached to this Lease or otherwise approved by Landlord, Landlord makes no representation that such signage shall be permitted by Applicable Law. Tenant shall be obligated to contact and work with a sign company designated, or approved in advance, by Landlord for the preparation and installation of such signage and to pay directly to the sign company any fees or other costs associated with such signage. Landlord, however, shall have the right of prior review and approval with respect to all signage. In addition, at the expiration or earlier termination of this Lease, Tenant shall be required to remove any such signs or decorations installed by Tenant and to repair any damage caused by such removal, all at Tenant's sole expense. Landlord hereby consents to allow Tenant to install its standard sign and awning package to the maximum sign permitted by Applicable Law.

Section 8.6 Reference to the Shopping Center. Tenant shall refer to the Shopping Center as "Sky Pointe Shopping Center", located in the City of Las Vegas, Clark County, State of Nevada, in designating the location of the Demised Premises in all newspaper and other advertising, stationery, other printed material and all other references to the location of the Demised Premises. Tenant shall include the address and identity of its business activity in the Demised Premises in all advertising done by Tenant in which the address and identity of any other local business activity of like character conducted by Tenant shall be mentioned.

Section 8.7. Exclusive Use. The parties hereto acknowledge that until the expiration of the Term, as the same may be extended, and so long as Tenant is operating the Exclusive Use in the Demised Premises and is in compliance with all of the terms of this Lease, the Landlord shall enter into no leases for space at the Shopping Center permitting other tenants of the Shopping Center to operate a business that engages in the retail sale of "Marijuana" and "Marijuana Products" (as those terms are defined in Nevada Revised Statutes ("NRS") 453D.030) in the Shopping Center (the "**Exclusive Use**"). Notwithstanding the foregoing, the restrictions contained herein shall not apply to (i) existing tenants who have executed leases dated prior to the date of this Lease; or (ii) any tenant conducting the Exclusive Use as an incidental part of its business. A tenant's use is deemed to be "incidental" if less than 20% of the gross sales from such premises, on an annual basis, are generated by such Exclusive Use. The violation of the foregoing Exclusive Used by tenant within the Shopping Center operating in violation of such tenant's lease shall not be considered a violation of this Section 8.7.

ARTICLE IX - TENANT'S IMPROVEMENTS IN THE DEMISED PREMISES

Section 9.1. Tenant's Installations and Alterations. Tenant may not make any alterations, additions or improvements (including, without limitation, the Tenant Improvements), to the Demised Premises, including without limitation the work to be performed by the Tenant in the Demised Premises (the "**Tenant's Work**"), without the prior written consent of Landlord. Tenant shall present to Landlord, along with its request for approval, plans and specifications for such work in accordance with Landlord's design criteria at the time approval is sought (and in CAD format), and shall reimburse Landlord for any expenses incurred by Landlord in accordance with Section 15.8 below. If Landlord grants consent, any work so approved shall be performed in a good and workmanlike manner in accordance with all applicable legal requirements and all other requirements of this Lease, including, but not limited to, the requirements of Section 9.3. All improvements shall be consistent with first class space.

Section 9.2. Permits and Approvals. Tenant shall at all times be responsible, at its own cost and expense, for obtaining any building permits or other governmental approvals necessary for any improvements, alterations, additions or any other work performed by Tenant in or about the Demised Premises and, at no time, shall any work be done in or about the Demised Premises until all such permits and approvals are obtained.

Section 9.3. Contract Requirements. Tenant shall not perform any work in or about the Demised Premises on any occasion unless the work is performed by a reputable and responsible contractor in conformance with Landlord's reasonable outside vendor requirements and unless the contractor provides to Landlord evidence of Builder's Risk insurance sufficient in type and in an amount equal to the value of the work being performed by the contractor and commercial general liability and property damage insurance sufficient in type and in an amount equal to not less than replacement cost of the Shopping Center and the Demised Premises prior to performance of any such work and other insurance as may be required pursuant to Section 9.5 hereof. To the extent permitted by Applicable Laws, all work shall be done on a "no-liens" basis. Landlords outside vendor requirements shall be delivered to Tenant by Landlord or Landlord's property manager upon request.

Section 9.4. Ownership of Improvements and Mechanic's Liens. Any improvements, alterations, additions and fixtures installed by Tenant in or about the Demised Premises shall be free and clear of all liens and encumbrances, and, except as provided in Section 19.2, Tenant shall upon the expiration or termination of this Lease for any reason, at Landlord's discretion, be required to either (a) leave any improvements, alterations, additions, fixtures and/or finishes in good working condition, and the same shall become the property of Landlord without obligation of Landlord to Tenant, or (b) remove any improvements, alterations, additions, fixtures and/or finishes, at Tenant's sole cost and expense and repair any damage to the Demised Premises caused thereby. Tenant will keep the Demised Premises and Shopping Center free and clear of all construction, mechanic's, materialman's, laborer's and supplier's liens, resulting from construction done by or for Tenant. The interest of Landlord in the Demised Premises and Shopping Center shall not be subject to liens for improvements made by or on behalf of Tenant. Any lien filed by any contractor, materialman, laborer or supplier performing work for Tenant shall attach only to Tenant's interest in the Demised Premises. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all costs and liabilities (including attorneys' fees and expenses) and any and all construction, mechanic's, materialman's, laborer's or supplier's liens arising out of or pertaining to any improvements or construction done by Tenant. All persons and entities contracting or otherwise dealing with Tenant relative to the Demised Premises and Shopping Center are hereby placed on notice of the provisions of this Section, and Tenant shall further: (a) notify in writing such persons or entities of the provisions of this Section prior to commencement of any Tenant work in the Demised Premises, and (b) include such notice in all contracts with Tenant's contractors. If any construction, mechanic's, materialman's, laborer's or supplier's lien is ever claimed, fixed or asserted against the Demised Premises

or any other portion of the Demised Premises or Shopping Center or real property upon which the same is located in connection with any such Tenant work, Tenant shall, within ten (10) days after receipt by Tenant of notice of such lien, discharge same as a lien either by payment or by posting of any bond as permitted by law. If Tenant shall fail to discharge any such lien, whether valid or not, within ten (10) days after receipt of notice from Landlord, Landlord shall have the right, but not the obligation, to discharge such lien on behalf of Tenant and all costs and expenses incurred by Landlord associated with the discharge of the lien, including attorneys' fees, shall constitute additional Rent hereunder and shall be immediately due and payable by Tenant.

Section 9.5. Landlord's Approval. For any installations and alterations desired by Tenant, Landlord may impose such conditions to its consent as it may elect, including conditions that Tenant (a) obtain Landlord's approval of all contractors and subcontractors and their respective contracts; (b) carry, and cause all contractors and subcontractors to carry, worker's compensation, general liability, personal and property damage insurance; (c) agree at its sole cost to remove any such alteration, addition, improvement or installation on or before the expiration or sooner termination of the Term and to restore the Demised Premises to its prior condition; and (d) provide security satisfactory to Landlord in order to insure that the Demised Premises shall be kept free from mechanics' or materialmen's liens and that the cost of all alterations or additions will be fully paid.

Section 9.6 Notice. Pursuant to NRS 108.234, Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS 108.2403 and NRS 108.2407. Tenant shall take all actions necessary under Nevada law to ensure that no liens encumbering Landlord's interest in the Premises arise as a result of Tenant's Improvement or Tenant's Work, which actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Clark County, Nevada, in accordance with NRS 108.2403, and either (i) establish a construction disbursement account pursuant to NRS 108.2403(1)(b)(1), or (ii) furnish and record, in accordance with NRS 108.2403(1)(b)(2), a surety bond for the prime contract for Tenant's Improvement or Tenant's Work at the Premises that meets the requirements of NRS 108.2415. Tenant may not begin any of Tenant's Improvement or Tenant's Work in the Premises until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 9.6. Failure by Tenant to comply with the terms of this Section 9.6 shall permit Landlord to declare an Event of Default (as defined below) hereunder. Notwithstanding the foregoing, Tenant's ability to perform any of Tenant's Improvement or Tenant's Work is limited by the provisions of this Section 9.6. Further, Landlord shall have the right to post and maintain any notices of non-responsibility.

ARTICLE X - UTILITIES

Section 10.1. Utilities. All utilities (including, without limitation, electricity, gas, telephone and heat for the Demised Premises) shall be separately metered, to the extent possible. Tenant shall cause all utilities to be in the name of Tenant on or before the Delivery Date. Tenant shall pay the public utility company directly for the cost of all such utilities used in connection with the Demised Premises. If Landlord elects, in its sole discretion, to pay water and sewer charges to the applicable authority or service provider, such charges for the Demised Premises shall be paid by Tenant to Landlord within ten (10) days after receipt of Landlord's invoice therefor. Tenant shall cause, as part of Tenant's Work and Tenant's Improvements, the installation of an electrical panel on the Demised Premises.

Section 10.2. Heating, Ventilating, Air Conditioning and Sprinkler System.

(a) Tenant shall be responsible, at its sole cost and expense, for all costs associated with the maintenance of, repairs to, and replacement of the HVAC system serving the Demised Premises, including, without limitation, installation, ventilation and replacement of charcoal filters, if required. Tenant agrees to conform to such energy conservation measures as may be required from time to time by any government regulation or program of voluntary cooperation as the same may affect heating and air conditioning of the Shopping Center.

(a) Tenant shall maintain that portion of any sprinkler system located in the Demised Premises. Landlord shall not be liable to Tenant in the event any sprinkler system shall be inoperative, in whole or part, whether because of failure of the water supply or any reason whatsoever, or in the event that the sprinkler system functions properly or improperly, so that water fails to be discharged or is discharged directly or seeps or drains into the Demised Premises.

Section 10.3. Payment for Utility Charges. Tenant shall pay all utility charges, fees, charges, connection fees, tap charges, electrical distribution utilities ("**edus**"), taxes and/or assessments related to the Demised Premises. All "edus" shall be reimbursed to Landlord within fifteen (15) days of Tenant's opening for business. The charges for such services shall be paid directly to the appropriate authority or service provider unless Landlord elects to pay such authority or provider, whereupon such charges shall be paid by Tenant to Landlord as Additional Rent. In addition to any other remedy Landlord may have hereunder, Landlord may discontinue furnishing such services if the same are not so paid for upon five (5) days' written notice and no such discontinuation shall be deemed an eviction or render Landlord liable to Tenant for damages or relieve Tenant from its obligations hereunder.

Section 10.4. Landlord's Right To Stop Service. Landlord reserves the right to stop service of the heating, air-conditioning, elevator, sprinkler, plumbing, gas, and electric systems when necessary by reason of accident or emergency, or for repairs, alterations, replacements, or improvements, when in the judgment of Landlord desirable or necessary to be made, until such repairs, alterations, replacements or improvements have been completed. Landlord shall have no responsibility or liability for failure to supply heat, air-conditioning, elevator, plumbing, sewerage, gas, electricity, sprinkler system, or other services during such period when prevented from so doing by strikes, accidents, or by causes beyond Landlord's control, or by laws, orders or regulations of any federal, state, or municipal board or agency, or failure of any utility to supply the premises. In any event, Landlord may cease to furnish any one or more of such services without any liability or responsibility to Tenant except to connect the service facilities with such other sources of supply as may be available for the services so discontinued.

Section 10.5. Roof Access. Tenant shall not, and shall not permit any employee, agent or other party to, without the prior written consent of Landlord, use, alter or access the roof of the Shopping Center for any reason.

ARTICLE XI - MAINTENANCE AND CARE OF THE DEMISED PREMISES

Section 11.1. Obligations of Landlord. Landlord, after having received written notice from Tenant of any defect, shall make such repairs as may be necessary to keep the (i) structural portions of the Demised Premises, including the roof and structural walls, (ii) canopy gutters and down spouts, (iii) exterior walls and interior repairs necessitated by Landlord's failure to maintain exterior walls, (iv) exterior plumbing and electrical lines, and (v) all of the Common Areas in reasonably good repair provided that Landlord shall not be required to make any such repairs and replacements referred to above if occasioned by (x) any act, omission or negligence of Tenant or any of its agents, servants, employees, officers, customers, independent contractors, suppliers of goods, suppliers of services, licensees or invitees, or (y) any alterations or additions made by Tenant, or (z) any use made of the Demised Premises by Tenant which is different than the Permitted Use. Landlord shall not be required to make any other improvements, repairs or replacements of any kind upon or about the Demised Premises, except those expressly mentioned in this Section.

Section 11.2. Repairs and Maintenance by Tenant.

(a) Except for the repairs and replacements Landlord is specifically obligated to make under Section 11.1, Tenant shall make all maintenance, repairs, and replacements to the Demised

Premises (ordinary or extraordinary) which are necessary or desirable to keep the Demised Premises in good order and repair and in a safe and tenantable condition. Without limiting the generality of the foregoing, Tenant is specifically required to make repairs and replacements (i) to the portion of any pipes, lines, ducts, wires or conduits within the Demised Premises; (ii) to windows, plate glass, doors, gates and any fixtures or appurtenances composed of glass; (iii) to Tenant's signs; (iv) to any ventilation, heating or air conditioning equipment (HVAC) in the Demised Premises; and (v) to the Demised Premises or the Shopping Center when repairs or replacements to the same are necessitated by any act or omission of Tenant, its agents, employees, invitees or customers, or the failure of Tenant to perform its obligations under this Lease. In the event that Tenant fails to make any repairs or perform maintenance as required hereunder, Landlord shall have the right, but not the obligation, to make such repairs or perform such maintenance at Tenant's sole cost and expense, such amount to be charged to Tenant as Additional Rent.

(b) Neither Tenant nor any of its agents, invitees or customers shall use the plumbing facilities for any other purpose than that for which they are constructed, no foreign substance of any kind shall be thrown therein, such plumbing facilities shall at all times be kept clear and free of all clogs and obstructions, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by Tenant in the event that Tenant or its employees, agents, invitees, or licensees shall have contributed to it.

Section 11.3. Approval of Repairs by Landlord. Tenant shall not commence to make any repair or replacement to the Demised Premises until plans and specifications therefor shall have been submitted to and approved by Landlord. Expenses incurred by Landlord for the review of such plans and specifications shall be borne by Tenant in accordance with Section 15.8 below. After approval of the plans and specifications, the work shall then be commenced promptly, performed in accordance with the approved plans and specifications, and prosecuted diligently to completion. In the event of an emergency, Tenant may proceed to make any necessary repair, but shall promptly notify Landlord of the nature of the emergency and of the type and extent of the repair.

Section 11.4. Emergency Repairs. If, in an emergency, it shall become necessary to make promptly any repairs or replacements required to be made by Tenant, Landlord may enter the Demised Premises and proceed forthwith to have the repairs or replacements made and pay the cost thereof. Within ten (10) days after Landlord renders a bill therefor, Tenant shall reimburse Landlord for the cost of making the repairs. Landlord shall have access to the Demised Premises in accordance with Section 15.13 for any repairs.

Section 11.5. Security. Tenant shall be responsible for the security of the Demised Premises and shall comply, at its sole cost and expense, with all applicable fire safety codes, including without limitation, any required lock box.

ARTICLE XII - INDEMNITY, LIABILITY AND CASUALTY INSURANCE

Section 12.1. Indemnity by Tenant.

(a) From the Delivery Date, Tenant assumes full responsibility for the Demised Premises and agrees to indemnify and hold harmless Landlord from and against all claims on the part of Tenant, Tenant's agents, employees, invitees or third parties of whatever nature:

(i) arising from any act, omission or negligence of Tenant or Tenant's agents, servants, employees, contractors, licensees, invitees, visitors, or customers or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person, including that of Tenant or

Tenant's agents, servants, employees, contractors, licensees, invitees, visitors, or customers, occurring in or about the Demised Premises (including any claim by a third party in connection with damage to the Demised Premises or Tenant's property located therein or property of any other person within the Demised Premises);

(ii) arising from any accident, injury or damage occurring outside of the Demised Premises, where such accident, damage or injury results, or is claimed to have resulted, from an act or omission on the part of Tenant or Tenant's agents, servants, employees, contractors, licensees, invitees, visitors, or customers; and/or

(iii) otherwise arising from or related to any violation or breach by Tenant of any of the provisions set forth in this Lease.

This indemnity and hold harmless agreement shall include indemnity against all costs, expenses, liabilities, losses, expenses, attorneys' fees, and other costs of whatever kind incurred in or in connection with any such claim or proceeding brought thereon (including without limitation investigation and cleanup costs and penalties and fines), and the defense thereof, but shall not include indemnity against costs, expenses, liabilities, losses, expenses, attorneys' fees, and other costs arising out of the gross negligence or willful misconduct of Landlord or Landlord's agents, servants, employees, or contractors. Tenant's obligations under this Section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

(b) Tenant agrees that, in the event Tenant shall have any claim against Landlord under this Lease arising out of the subject matter of this Lease, Tenant's sole recourse shall be against Landlord's interest in the Shopping Center, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord as a result of a breach hereof or otherwise in connection with this Lease, and no other property or assets of Landlord, its officers, directors, employees, successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree. MOREOVER, TENANT AGREES THAT LANDLORD SHALL IN NO EVENT AND UNDER NO CIRCUMSTANCES BE RESPONSIBLE FOR ANY LOST PROFITS AND/OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES INCURRED OR SUSTAINED BY TENANT OR TENANT'S RELATED PARTIES AS A RESULT OF OR IN ANY WAY CONNECTED TO TENANT'S OCCUPANCY OF THE PREMISES. In connection therewith, Tenant assumes all risk of, and waives any and all right to assert claims against, or obtain any damages from, Landlord and/or the Landlord Indemnified Parties, with respect to, loss, injury, or damages which may be sustained by the person, goods, wares, merchandise or property of Tenant and/or any other person or entity in or about the Premises from any cause whatsoever, whether such damage or injury results from conditions arising within the Premises or from other sources and whether known, unknown, foreseen, unforeseen, patent or latent except to the extent the same is caused by Landlord's gross negligence or willful misconduct. Tenant understands and acknowledges the significance and consequence of such specific assumption of risk and waiver.

Section 12.2. Tenant's Liability Insurance. Tenant agrees to maintain in full force from and after the date of delivery of possession of the Demised Premises to Tenant and during the Term hereof a policy or policies of (i) commercial general liability and property damage insurance covering bodily injury (including death) and property damage (including loss of use) with minimum limits of liability of Two Million Dollars ($2,000,000) combined single limit and Two Million Dollars ($2,000,000) general aggregate limit. Any Tenant who is in the business of selling alcohol must also maintain One Million

Dollars ($2,000,000) of Liquor Liability Coverage and excess or umbrella liability coverage with a minimum limit of Five Million Dollars ($5,000,000). Tenant must also maintain Fire Damage Legal Liability equal to the value of the premises being leased subject to a minimum limit of Three Hundred Thousand Dollars ($300,000) and not less than six (6) months of business interruption insurance. The limits of the insurance required to be maintained by Tenant shall be Agreed Amounts and shall be increased from time to time to the extent that an increase is reasonably necessary to provide adequate coverage in view of inflation, an increase in judgments or awards and any other relevant factors as determined by a reputable insurance broker selected by Landlord.

Section 12.3. Tenant's Property/Casualty Insurance. Tenant shall maintain throughout the Term of this Lease insurance on Tenant's improvements to the Demised Premises and Tenant's fixtures, equipment, inventory and personal property used in the conduct of its business on the Demised Premises in limits equal to the full replacement value thereof. The proceeds of such insurance with respect to Tenant's improvements shall be payable to Tenant and, in the event of a casualty, all proceeds with respect to Tenant's improvements shall be disbursed in such manner as Landlord may reasonably require to insure restoration of Tenant's improvements provided, that if such insurance proceeds equal Five Thousand Dollars ($5,000) or less, such proceeds shall be payable directly to Tenant.

Section 12.4. Worker's Compensation and Employer's Liability Insurance. From and after the Delivery Date and throughout the Term of this Lease, Tenant shall maintain in full force and effect a policy or policies of worker's compensation insurance in the maximum amount required by the laws of the State of Nevada, issued by and binding upon a responsible insurance company doing business in the State of Nevada; and Employer's Liability Insurance in at least the following amounts: Bodily Injury by Accident in an amount of no less than $2,000,000; Bodily Injury by Disease in an amount of no less than $2,000,000 per employee, and no less than $2,000,000 aggregate per policy year;

Section 12.5. Glass Insurance. Tenant shall keep all glass in and around the Demised Premises insured against all risks for the benefit of Landlord and Tenant in amounts and with a company satisfactory to Landlord.

Section 12.6. General Requirements Regarding Tenant's Insurance. Any insurance procured by Tenant as required by this Lease shall be issued by a company qualified to do business in the State of Nevada reasonably acceptable to Landlord issued by an insurance company of recognized standing, authorized to do business in the State of Nevada and having a Best's Insurance Guide rating of at least A:X. All such insurance policies shall name Landlord and Landlord's management company and other parties reasonably determined by Landlord (e.g. mortgagee), as Named Insureds. All such insurance policies shall also contain endorsements that such insurance may not be canceled or materially amended with respect to Landlord by the insurance company without providing not less than thirty (30) days prior written notice to Landlord and that denial of coverage or voiding of the policy for failure of Tenant to comply with its terms shall not affect Landlord's interest there under. Immediately upon receipt or provision of notice terminating any insurance coverage, Tenant shall obtain new coverage in such types and for such amounts as required by this Lease. Tenant , within 5 days of written request, shall provide to the Landlord copies of insurance certificates and comply in all respects with this Lease. Tenant shall be solely responsible for payment of premiums for any insurance required of Tenant under this Lease. The copies of certificates evidencing such insurance shall be delivered to Landlord by Tenant within ten (10) days of inception of such policy by the insurance company. Notwithstanding the foregoing, on or prior to the date Tenant takes possession of the Demised Premises, Tenant shall deliver to Landlord a copy of the certificates required herein. Neither the minimum limits of any insurance coverage required herein nor the deductible allowed shall limit Tenant's liability under Section 12.1.

Section 12.7. Miscellaneous Covenants of Tenant Regarding Liability and Insurance.

(a) Tenant shall not permit any condition to exist that will either (i) tend to increase the cost of any insurance maintained by Landlord with respect to the Demised Premises or the Shopping Center, or (ii) cause or contribute to a decision by the insurer to cancel any such insurance. Tenant shall pay on demand, as Additional Rent, any increase in insurance cost suffered by Landlord as a result of Tenant's having permitted any such condition to exist. If Tenant fails to pay such Additional Rent or causes or contributes to a decision by the insurer to cancel any such insurance, Landlord may exercise any of the rights and remedies afforded by Articles XVII and XVIII.

(b) Tenant agrees to use and occupy the Demised Premises, and to use such other portions of the Shopping Center as it is herein given the right to use, at its own risk and, except as specifically set forth in Section 12.9, Landlord shall have no responsibility or liability for any loss of or damage to fixtures, inventory or other property of Tenant or Tenant's employees, invitees or customers. The provisions of this paragraph shall apply during the whole of the Term of this Lease and during any period prior to the Term hereof after delivery of possession.

(c) Except as specifically set forth in Section 12.9, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions, negligence or otherwise, of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Demised Premises or any part of the Shopping Center, or otherwise, or for any loss or damage resulting to Tenant or Tenant's agents, employees or invitees or those claiming by, through or under Tenant, or its or their property, from the bursting, stopping or leaking of sprinklers or of water, gas, sewer or steam pipes, regardless of cause.

Section 12.8. Waiver of Subrogation. Notwithstanding anything to the contrary set forth herein, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) and Landlord and Tenant hereby waive any claims for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Shopping Center, the real property upon which the Shopping Center is located or the Demised Premises or any addition or improvements thereto, or any contents therein, to the extent covered by property insurance carried or required to be carried by a party hereto EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF LANDLORD OR TENANT OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES (AND WHETHER OR NOT SUCH INSURANCE IS ACTUALLY CARRIED). Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. Nothing contained in this Section 12.8 shall be deemed to modify or otherwise affect releases elsewhere contained herein of either party from liability for claims.

Section 12.9. Indemnity by Landlord. From the Delivery Date, Landlord agrees to indemnify and hold harmless Tenant from and against all claims on the part of Landlord, Landlord's agents, employees, invitees or third parties of whatever nature to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, servants, employees or contractors arising from the use of the Common Areas; provided, however, in no event shall Landlord be liable to Tenant for special, consequential, or punitive damages. Landlord agrees to indemnify Tenant for any claims related to Hazardous Substances on the Demised Premises, except for those caused by the acts or omissions of Tenant.

ARTICLE XIII - DAMAGE TO DEMISED PREMISES

Section 13.1. Partial Damage. In the event that during the Term hereof the Demised Premises shall be partially damaged (as distinguished from "substantially damaged" as such terms are defined in Section 13.7 hereof) by fire or other casualty, the risk and cost of which is covered by Landlord's insurance, Landlord shall forthwith upon receipt of the insurance proceeds repair such damage and restore the Demised Premises (only so much thereof as was originally required to be constructed by Landlord pursuant to this Lease) to substantially their condition at the time of such damage.

Section 13.2. Substantial Damage. In the event that during the Term hereof the Demised Premises shall be substantially damaged or destroyed by fire or other casualty, the risk and cost of which is covered by Landlord's insurance, this Lease shall, except as hereinafter provided, remain in full force and effect and Landlord shall, with all reasonable dispatch upon receipt of the insurance proceeds, repair or rebuild the Demised Premises (only so much thereof as was originally required to be constructed by Landlord pursuant to this Lease) to substantially their condition at the time of such damage or destruction (subject, however, to zoning laws and building codes then in existence).

Section 13.3. Tenant's Obligations Upon Damage or Destruction. Subject to Sections 13.2 and 13.4(b), in the event that during the Term hereof, the Demised Premises shall be damaged, whether partial or substantial, by fire or other casualty and Landlord proceeds to repair or restore its portion of the damage in accordance with Sections 13.1 and 13.2, Tenant shall forthwith proceed to repair and restore that portion of the damage that was originally required to be constructed by Tenant pursuant to this Lease.

Section 13.4. Right to Terminate.

(a) Notwithstanding the foregoing provisions of this Article XIII,

(i) if the Demised Premises shall be substantially damaged; or

(ii) if the damage to the Demised Premises, the building of which it is a part, or the Shopping Center is not covered by the proceeds of Landlord's insurance; or

(iii) if the building of which the Demised Premises is a part or the Shopping Center should be damaged to the extent of fifty percent (50%) or more of the monetary value thereof; or

(iv) if the building of which the Demised Premises is a part or the Shopping Center or any part thereof is damaged, whether or not the Demised Premises are damaged, to an extent that, in the sole reasonable judgment of Landlord, the building or the Shopping Center cannot be operated as an integral commercial unit,

then, in any of such events, Landlord shall have the right to terminate this Lease by giving written notice of Landlord's intention to terminate to Tenant not later than one hundred eighty (180) days after Landlord first receives written notice from Tenant or otherwise is notified of such damage or destruction.

(b) Notwithstanding the foregoing provisions of this Article XIII, if the Demised Premises shall be substantially damaged, but provided that the damage was not caused by an act or omission on the part of Tenant or any of its agents, employees, suppliers, customers or invitees, Tenant may, at its option, elect either to terminate this Lease (by giving written notice of termination to Landlord within 10 days after receipt of notice from Landlord indicating that the Demised Premises has been

substantially damaged), or, subject to Landlord's rights hereunder, remain in the Demised Premises with an abatement of Rent calculated in accordance with Section 13.6.

Section 13.5. Termination Date. In the event of termination of this Lease pursuant to this Article XIII, this Lease and the Term hereof shall cease and come to an end as of the date of such damage or destruction as though such date were the date originally fixed for the expiration of the Term of this Lease and Tenant shall vacate the Demised Premises and surrender the same to Landlord pursuant to the terms of this Lease, allowing a reasonable period of time for the closing of Tenant's business and the removal of Tenant's property from the Demised Premises.

Section 13.6. Abatement of Rent. In the event the provisions of Section 13.1 or Section 13.2 hereof shall be applicable, or in the event Landlord elects to repair or restore any damage despite the conditions of Section 13.4, but provided in any case that the damage was not caused by an act or omission on the part of Tenant or any of its agents, employees, suppliers, customers, licensees or invitees, the Annual Base Rent shall be reduced during the period of repair or restoration to that fraction of the Annual Base Rent otherwise prevailing, the numerator of which is the square footage of the Demised Premises reasonably usable by Tenant in the conduct of its business and the denominator of which is the total square footage of the Demised Premises. Upon substantial completion of the repair or restoration work required to be performed by Landlord, the Annual Base Rent shall be restored to the level determined under Article IV.

Section 13.7. Definitions. The terms "**substantially damaged**" and "**substantial damage**", as used in this Article XIII, shall have reference to damage of such a character as cannot reasonably be expected to be repaired, or the Demised Premises restored, within one hundred eighty (180) days from the time that such repair or restoration work would be commenced. The terms "**partially damaged**" and "**partial damage**", as used in this Article XIII, shall have reference to damage of such a character which can reasonably be expected to be repaired, or the Demised Premises restored, within one hundred eighty (180) days from the time such repair or restoration work would be commenced.

ARTICLE XIV - EMINENT DOMAIN

Section 14.1. Definitions. As used in the Lease, the following words have the following meanings:

"**Award**" means the award for or proceeds of any Taking less expenses in connection therewith including attorneys' reasonable fees and less any amounts paid to mortgagees for the diminished value of the mortgaged property.

"**Taking**" means the taking of, or damage to, the Demised Premises or the Shopping Center or any portion thereof, as the case may be, as the result of the exercise of any power of eminent domain, condemnation, or purchase under threat thereof or in lieu thereof.

"**Taking Date**" means the date on which the condemning authority shall have the right to possession of the Demised Premises or the Shopping Center or any portion thereof as the case may be.

"**Substantial Taking**" means a Taking of less than all of the Demised Premises that renders that portion of the Demised Premises not so taken unsuitable for the business of Tenant despite reconstruction or restoration.

Section 14.2. Total or Substantial Taking of Demised Premises. If all of the Demised Premises shall be taken, except for a Taking for temporary use as defined in Section 14.6, this Lease shall be canceled automatically as of the Taking Date. In the event of a Substantial Taking, except for a Taking for temporary

use, either party, upon written notice to the other, shall be entitled to terminate this Lease, provided such notice is given within 60 days of the Taking Date.

Section 14.3. Partial Taking of the Demised Premises or the Shopping Center. In the event (a) of a Taking that is not a Substantial Taking, and (b) such Taking is for more than twenty (20%) percent of the floor area of the Shopping Center, Landlord shall be entitled, upon written notice to Tenant, to terminate this Lease, provided such notice is given within 60 days of the Taking Date.

Section 14.4. Payment of Rent Upon Termination of Lease. If this Lease shall be terminated in accordance with the above provisions; all Rent shall be paid up to the date of termination.

Section 14.5. Abatement and Restoration. Except as provided in Section 14.6, if a Taking occurs and this Lease is not terminated in accordance with the above provisions, the following shall apply:

(a) The Annual Base Rent shall be reduced in the proportion that the area so taken bears to the total square footage of the Demised Premises.

(b) Landlord shall restore the remaining portion of the Demised Premises, to the extent practical, so as to render it a complete architectural unit as nearly like its condition prior to the Taking; provided that Landlord shall not be obligated to make any restoration beyond the original scope of Landlord's work in constructing the Demised Premises and provided Landlord shall not be obligated to spend for such work any amount in excess of that portion of the Award as may be equitably allocated to the Demised Premises as a result of the Taking.

Section 14.6. Taking for Temporary Use. If there is a Taking of the Demised Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant's obligations under this Lease, except to the extent compliance shall be rendered impossible or impracticable by reason of the Taking. Any Taking that can reasonably expected to be less than one (1) year in duration shall be considered a taking for temporary use.

Section 14.7. Disposition of Award. Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial, and whether for diminution in value of the leasehold or to the fee, although Tenant shall have the right, to the extent that the same shall not reduce Landlord's award, to claim from the condemnor, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damage to Tenant's business and fixtures (to the extent that funds therefor were not furnished by Landlord), if such claim can be made separate and apart from any award to Landlord and without prejudice to Landlord's award.

ARTICLE XV - COVENANTS OF TENANT

Section 15.1. Organization of Tenant and Authority Relative to Lease. Tenant warrants, represents and covenants to Landlord that: (i) Tenant has the legal right, authority and capacity to enter into this Lease; (ii) this Lease has been duly executed by Tenant and is a valid, legally binding and enforceable obligation of Tenant in accordance with its terms; and (iii) the execution, delivery and performance of this Lease by Tenant and/or the operation of Tenant's business will not violate any agreement to which Tenant or any of its owners are a party and will not require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority.

Section 15.2. Tenant Certificates, Estoppels and Information. (a) Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, Tenant, on the written request of Landlord made from time

to time, will furnish within ten (10) days of such request a written declaration on the status of this Lease, consisting of statements:

(i) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except as may be stated);

(ii) of the date through which rentals have been paid;

(iii) of the dates of the commencement and termination of this Lease;

(iv) that no default, or state of facts, which with the passage of time or notice would constitute a default, exists on the part of either party hereto (except as may be stated);

(v) that there are no defenses or offsets against the enforcement of this Lease by Landlord (or stating those claimed by Tenant);

(vi) concerning any other information which may reasonably be required by Landlord and/or the third party.

Each such statement shall be certified to Landlord, any lender, any purchaser or any other person specified by Landlord.

Section 15.3. Reserved.

Section 15.4. No Recording of Lease. Tenant agrees not to record this Lease, nor any short form lease whether or not such is in recordable form complying with the applicable Nevada laws.

Section 15.5. Holding Over. In the event Tenant remains in possession of the Demised Premises after the expiration or termination of the tenancy created hereunder, and without the execution of a new lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Demised Premises as a tenant at sufferance, at twice the Annual Base Rent and Additional Rent due or payable in the preceding month, and after making all adjustments to such amount as previously specified herein. The payment of such holdover rent shall not relieve Tenant from any other liability or indemnification obligation hereunder. In the event any holdover exceeds thirty (30) days, Tenant shall be liable for consequential damages. Any such occupancy shall be subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at sufferance, provided, however, that in no event shall any such holding over and payment of Rent be constituted as otherwise extending the Term of this Lease.

Section 15.6. Interest on Amount Past Due. If Tenant shall fail to promptly make any payment of the Rent reserved hereunder or pay any other sum which Tenant has agreed to pay to Landlord in accordance with the terms of this Lease within five (5) days of the date when such sums shall be due and payable, Tenant shall pay, in addition to such sums, interest on any amount so unpaid from the due date to the date of payment at a floating rate equal to 3% above the then applicable *Wall Street Journal* Prime Rate (U.S. money center commercial banks) or its successor publication (or in the absence thereof, such similar rate as Landlord may reasonably designate) (the "**Prime Rate**"); provided that such rate shall be subject to reduction, at the option of Landlord, to the maximum rate permissible by law. The payment of interest shall not relieve Tenant's default for non-payment of the Rent reserved hereunder.

Section 15.7. Late Payment Charge. In the event Tenant shall fail to make any payments of the Rent reserved hereunder or pay any other sum which Tenant has agreed to pay to Landlord in accordance with the terms of this Lease within five (5) days of the date when such payment is due, Landlord shall have the right to charge, and Tenant agrees to pay, a fee equal to five percent (5%) of the amount due, in addition

to the interest provided in Section 15.6. The payment of a late charge shall not relieve Tenant's default for non-payment of Rent received hereunder. TENANT HEREBY ACKNOWLEDGES THAT IN ADDITION TO LOST INTEREST, THE LATE PAYMENT BY TENANT TO LANDLORD OF MINIMUM RENT AND/OR ANY OTHER SUMS DUE HEREUNDER WILL CAUSE LANDLORD TO INCUR OTHER COSTS NOT CONTEMPLATED IN THIS LEASE, THE EXACT AMOUNT OF WHICH WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN. SUCH OTHER COSTS INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING, ADMINISTRATIVE AND ACCOUNTING COSTS, AND LATE CHARGES WHICH MAY BE IMPOSED UPON LANDLORD BY THE TERMS OF ANY ENCUMBRANCE COVERING THE PREMISES. ACCORDINGLY, IF ANY INSTALLMENT OF MINIMUM RENT OR ANY ADDITIONAL RENT OR OTHER SUM DUE FROM TENANT SHALL NOT BE RECEIVED BY LANDLORD WHEN SUCH AMOUNT SHALL BE DUE (WITHOUT REGARD TO ANY GRACE PERIOD GRANTED IN THIS LEASE), TENANT SHALL PAY TO LANDLORD AS ADDITIONAL RENT HEREUNDER A LATE CHARGE. THE PARTIES HEREBY AGREE THAT: (I) SUCH LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS LANDLORD WILL INCUR IN PROCESSING SUCH DELINQUENT PAYMENT BY TENANT, (II) SUCH LATE CHARGE SHALL BE PAID TO LANDLORD AS LIQUIDATED DAMAGES FOR EACH DELINQUENT PAYMENT; AND (III) THE PAYMENT OF THE LATE CHARGE IS TO COMPENSATE LANDLORD FOR THE ADDITIONAL ADMINISTRATIVE EXPENSE INCURRED BY LANDLORD IN HANDLING AND PROCESSING DELINQUENT PAYMENTS.

Section 15.8. Reimbursement for Landlord's Expenses. If Tenant shall, in connection with (a) an assignment or sublease, or (b) any Major Renovation (as hereinafter defined), request anything of Landlord (whether or not such request is required by the terms of this Lease) which shall require consultation with Landlord's counsel, accountants, architects, engineers or other professionals, or which shall require preparation of, or review of, documents by Landlord's counsel, accountants, architects, engineers or other professionals, Tenant shall reimburse Landlord, within 20 days of written notice and demand, any reasonable fees and expenses incurred by Landlord incident thereto. For the purposes of this Lease, a "Major Renovation" shall be deemed to be any alteration or modification which involves (i) any change to the HVAC, plumbing, electrical or other systems of the Demised Premises, or the structure of the Demised Premises, or (ii) any substantial modification or alteration to the Demised Premises, the cost of which is in excess of $10,000.

Section 15.9. Financing. In the event Landlord arranges additional or permanent financing for the Shopping Center, or any part thereof, and that financing can be obtained only upon the basis of modification of the terms of this Lease, Tenant agrees to approve any such modification within 10 days after Landlord's request, provided such modification does not alter the (i) Base Rent, Additional Rent, or other charges payable by Tenant hereunder (ii) Term of this Lease, or (iii) Permitted Use provisions of this Lease.

Section 15.10. No Accord and Satisfaction. No payment by Tenant, or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord, shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check or other instrument for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check or instrument, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check or instrument without prejudice to any other rights or remedies which Landlord may have against Tenant.

Section 15.11. Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from doing or performing any act or thing required hereunder (other than payment of any sums due hereunder by Tenant) by reason of strikes, lock-outs, weather conditions, breakdown, accident, casualties, acts of God, labor troubles, delays in performance by contractors, inability to procure materials, inability by the exercise of reasonable diligence to obtain supplies, parts, employees or necessary services,

failure of power, governmental laws, orders or regulations, actions of governmental authorities, riots, insurrection, war or other causes beyond the reasonable control of Landlord or Tenant, or for any cause due to any act or neglect of the other party hereto or its respective servants, agents, employees, licensees, or any person claiming by, through or under them (referred to in this Lease as "force majeure"), then such party shall not be liable or responsible for any such delays, and the doing or performing of such act or thing shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay and Tenant shall not be entitled to any diminution of Rent, damages or compensation therefor.

Section 15.12. Broker's Commissions. Tenant represents and warrants that there are no claims for brokerage commissions or finder's fees in connection with the execution of this Lease owed by Tenant and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from any such claim, including attorneys' fees, experts' fees and all other costs arising from their actions in any way relating to any such claim. No broker is a third party beneficiary of this Lease.

Section 15.13. Landlord's Access to Demised Premises. Tenant covenants that Landlord shall have the right to enter upon the Demised Premises, after first giving 24 hours prior notice (except in the case of an emergency in which case no such notice shall be required), at all hours for the purpose of inspecting or of making repairs to the same or the Shopping Center. Landlord shall also have the right to enter the Demised Premises at all times, after first giving 24 hours prior notice (except in the case of an emergency in which case no such notice shall be required), to inspect or to exhibit the same to prospective purchasers, lenders and tenants. If Tenant shall not be present when for any reason an entry therein shall be permissible, Landlord may enter by the use of force (in an emergency situation) without in any manner incurring any liability therefor.

Section 15.14 Reserved.

Section 15.15. Financial Information. Tenant covenants that Tenant shall deliver such certified financial statements and gross sales information for any period during the Term of the Lease as requested by Landlord from time to time. All such requested information shall be delivered by Tenant to Landlord within fifteen (15) days following receipt of Landlord's request therefor. Notwithstanding anything to the contrary contained herein, the effectiveness of this Lease is contingent upon Landlord's review and approval of Tenant's financials.

ARTICLE XVI - LANDLORD'S COVENANT OF QUIET ENJOYMENT; NO PERSONAL LIABILITY

Section 16.1. Quiet Enjoyment. Tenant, on payment of the Rent and observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Demised Premises during the Term hereof without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be subject to any mortgage to which this Lease is subordinate and shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord's interest hereunder.

Section 16.2. Limitation of Liability. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Shopping Center for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of this Lease to be observed and/or performed by Landlord. No other assets of Landlord shall be subject to levy, execution or other procedure for the satisfaction of Tenant's remedies and under no circumstances

shall any of Landlord's partners, managers, or employees have any personal liability for the obligations of Landlord hereunder. In no event shall Landlord be liable for special, consequential, direct, indirect or punitive damages.

ARTICLE XVII - DEFAULT AND THE RIGHTS AND REMEDIES OF THE LANDLORD

Section 17.1. Events of Default. If either:

(a) Tenant shall fail to make any payment of Annual Base Rent or Additional Rent (collectively called "**Rent**") under this Lease promptly when due, or

(b) Tenant shall fail to perform or abide by any of the other terms, covenants or conditions of this Lease, including but not limited to the Licensed Marijuana Compliance Agreement (Exhibit H) or

(c) An execution or attachment shall be issued against Tenant or any of Tenant's property (including the leasehold estate created by this Lease) and shall not be vacated or removed by court order, surety bond, or otherwise, within 30 days after its issuance (each of the foregoing being referred to as a "**default**" or "**Event of Default**"),

then, and in any case, Landlord may give to Tenant a written notice specifying the default that has occurred and, if (i) the default is of the type referenced in subpart (a) or (c) above and it shall not be fully cured within five (5) calendar days after the giving of such notice, or (ii) the default is of the type referred to in subpart (b) above and it shall not be fully cured within thirty (30) calendar days after the giving of such notice, Landlord may at its option exercise any one or more of the rights and remedies provided by this Lease, specifically including but not limited to those rights and remedies specifically in Section 17.3 hereof, but without limiting Landlord in the exercise of any other right and/or remedy which Landlord may have by reason of such Event of Default under the laws and/or judicial decisions of the State of Nevada.

Section 17.2. No Notice Required. Notwithstanding the provisions of Section 17.1, if either:

(a) Tenant shall fail to make any payment of Rent under this Lease promptly when due or Tenant shall default in the performance of any of the other terms, covenants or conditions of this Lease and on two or more prior occasions during the same year Landlord shall have given Tenant a notice of default under Section 17.1 because of Tenant's failure to make the payments of Rent or to observe any similar term, covenant or condition; or

(b) To the full extent permissible under the U.S. Bankruptcy Code, specifically Section 365 thereof (11 U.S.C. 365) or any successor thereto, if Tenant shall file a voluntary petition in bankruptcy or take the benefit of any insolvency act or be dissolved or adjudicated a bankruptcy, or if a receiver shall be appointed for its business or its assets and the appointment of such receiver is not vacated within sixty (60) days after such appointment, or if it shall make an assignment for the benefit of its creditors, or

(c) Tenant begins or continues any alteration to the Demised Premises not permitted hereunder; or

(d) Tenant shall vacate or abandon the Demised Premises or if Tenant shall fail to operate its business from the Demised Premises for five (5) consecutive days, or

(e) Tenant at any time uses the Demised Premises or any portion thereof for any illegal or unlawful purpose, or commits or permits the commission therein of any act made punishable by fine or imprisonment, or

(f) Tenant shall fail to maintain any insurance required to be maintained by it hereunder, or

(g) Tenant's default is such that Landlord's rights might be prejudiced if they were required to give Tenant the notice and the opportunity to cure provided by Section 17.1,

then, and in any such case, Landlord may exercise any one or more of the rights and remedies set forth in Section 17.3 hereof without giving any notice or opportunity to cure to Tenant.

Section 17.3. Rights and Remedies. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(a) To re-enter and take possession of the Premises or any part thereof and repossess the same as Landlord's former estate, and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, by force, self-help repossession, summary proceedings, ejectment or otherwise without being deemed guilty of any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law. Should Landlord elect to re-enter the Premises pursuant to the provisions hereof, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof for such term (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions (which may include concessions of free rent not to exceed sixty (60) days, and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rents therefor. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such termination is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event, this Lease shall terminate as specified in said notice;

(b) Landlord may re-enter the Demised Premises without being deemed guilty of any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law, and attempt to cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for all reasonable costs and expenses which Landlord incurs to cure such default;

(c) Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(d) Landlord may terminate the right of Tenant to possession of the Demised Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Demised Premises or any part thereof shall cease on the date stated in such notice; and

(e) Landlord may enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

(f) If Landlord shall not elect to terminate this Lease pursuant to Section 17.3(c) or (d) above, notwithstanding reentry upon the Demised Premises by Landlord and in addition to and without limiting Landlord's right to other damages upon the occurrence of an Event of Default, Tenant shall be and remain liable to Landlord in an amount computed as follows (the "**Accelerated Rent Component**"): (a) an amount equal to the sum of all Rent then in arrears plus the aggregate of all Rent which is payable under this Lease for the balance of the Term, computed as if no Event of Default had occurred and any reentry had not been made (including Tenant's pro rata share of Landlord's Insurance, Common Area Expenses and Tax Expense which would be owing for the remainder of the Term, as reasonably estimated by Landlord); plus (b) all costs and expenses incurred by Landlord in connection with the Event of Default and any reletting of the Demised Premises, including (i) costs of reentry, repair and renovation, (ii) the value of all inducements granted or paid to new tenants of the Demised Premises in connection with reletting including construction allowances and the value of rent-free periods, (iii) brokers' commissions and advertising expenses, (iv) watchman's wages and any sheriff's, marshall's, constable's or other officials' commissions, whether chargeable to Landlord or Tenant, and (v) attorneys' fees, costs and expenses; plus (c) interest at the Default Rate accrued on the aggregate of the aforesaid sums from the date each was payable (or, with respect to sums owing under clause (b) from the date each was incurred by Landlord) until paid by Tenant (whether before or after judgment); which sum shall be credited with (d) all rentals actually received by Landlord during the remainder of the Term of this Lease from any replacement tenant to which the Demised Premises are relet.

Any notice required or permitted by this Article 17 shall be in lieu of, and not in addition to, any notice required under any governmental regulations providing for notice and any cure period. Landlord may (at its discretion) serve a statutory notice to quit, a statutory notice to pay rent or quit, or a statutory notice of default, as the case may be, to effect the giving of any notice required by this Article 17. No notice and opportunity to cure is conferred upon Tenant with regard to any default except as expressly set forth in Section 17.1 above or otherwise in this Lease. Landlord may, without notice, remove and either dispose of or store, at Tenant's expense, any property belonging to Tenant that remains in the Demised Premises after Landlord has regained possession thereof. Tenant acknowledges that the provisions of this paragraph of this Lease supersede the applicable provisions of Nevada law and Tenant further warrants and represents that it hereby knowingly waives any rights it may have thereunder. TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD'S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN ANY APPLICABLE STATE STATUTE OR CASE LAW.

If Landlord exercises either of the remedies provided in Sections 17.3(c) or (d), Tenant shall surrender possession and vacate the Demised Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Demised Premises, with or without process of law to the extent permitted by applicable law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

If Landlord terminates the right of Tenant to possession of the Demised Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term of this Lease, and Landlord shall have the right, from

time to time, to recover from Tenant, and Tenant shall remain liable for, all Rent accruing as it becomes due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term of this Lease. In attempting to relet the Demised Premises, without any obligation to do so, Landlord may make repairs, alterations and additions in or to the Demised Premises and redecorate the same to the extent reasonably deemed by Landlord necessary or desirable, and Tenant upon demand shall pay the reasonable cost of all of the foregoing together with Landlord's reasonable expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting (including reasonable attorneys' fees and brokers' fees and commissions) and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder.

If this Lease is terminated by Landlord, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all reasonable costs and expenses, including court costs and reasonable actual attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder. In addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (1) the unamortized portion of any and all commissions paid by Landlord and any and all inducements and/or concessions provided by Landlord to Tenant in connection with this Lease, including Landlord's contribution to the cost of tenant improvements, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, any so-called "free" or "abated" rent, any moving allowances and any rental assumptions by Landlord, all of which shall be amortized on a straight-line basis with interest at the Default Rate over the months of the Term of the Lease excluding any period of free or abated Base Rent, and (2) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated, including the amount projected by Landlord to represent Additional Rent for the remainder of the Term of this Lease, over the then present value of the then aggregate fair rent value of the Demised Premises for the balance of the Term of this Lease, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rent would have been payable hereunder had this Lease not been terminated, and (3) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

Landlord shall in no event be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any rent due upon a reletting.

The receipt by Landlord of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease. The acceptance by Landlord of Rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

In the event of any litigation between Tenant and Landlord to enforce or interpret any provision of this Lease or to enforce any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable actual attorney's fees, incurred therein. In addition, if, as a result of any alleged breach or default in the performance of any of the provisions of

this Lease, Landlord uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor or possession of the Demised Premises, or if Landlord is made a party to any action as a result of any alleged act or failure to act of Tenant, then Tenant shall reimburse Landlord upon demand for any and all reasonable attorneys' fees and expenses so incurred by Landlord as Additional Rent within five (5) days after Landlord's demand therefor.

All property of Tenant removed from the Demised Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal, handling and/or storage so long as the same is in Landlord's possession or under Landlord's control. All or any portion of such property not removed from the Demised Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term of this Lease or termination of Tenant's right to possession of the Demised Premises, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord by bill of sale with general warranty of title without further payment or credit by Landlord to Tenant, and/or be deemed to have been abandoned by Tenant.

Section 17.4 Lien for Rent. Tenant hereby grants to Landlord a lien and security interest on all furnishings, equipment, fixtures, inventory, accounts receivable, licenses and other personal property of any kind of Tenant now or hereafter placed in or upon the Demised Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein. The provisions of this Section relating to such lien and security interest shall constitute a security agreement under and subject to the laws of the State in which the Shopping Center is located so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Demised Premises, in addition to and cumulative of Landlord's liens and rights provided by law or by the other Terms and provisions of this Lease. Tenant agrees to execute as debtor such financing statement or statements and other documents as Landlord may now or hereafter request. Landlord may at its election at any time file a copy of this Lease as a financing statement. Notwithstanding the above, Landlord shall neither sell nor withhold from Tenant, Tenant's business records and Landlord's lien rights shall not apply with respect to any property that is leased to Tenant.

Section 17.5. No Waiver. Failure on the part of Landlord to complain of any action or non-action on the part of Tenant, no matter how long the same may continue, shall never be deemed to be a waiver by Landlord of any of his rights hereunder. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord shall be construed as a waiver at any subsequent time of the same provisions. The consent or approval by Landlord to or of any action by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant.

Section 17.6 Change in Circumstances. Notwithstanding anything herein to the contrary, in the event that Landlord is advised in writing by any federal, state or local government or governmental authority that Landlord is subject to seizure of its property, if it does not terminate Tenant's right to cultivate and/or dispense and/or sell marijuana upon the Premises, or if the Nevada Regulation and Taxation of Marijuana Act is declared to be unenforceable or is modified to prohibit the dispensing, sale or cultivation of marijuana upon the Premises, or if any federal, state or local governmental authority enforces or threatens to enforce any laws that prohibit the dispensing, sale or cultivation of marijuana upon the Premises, or if any other zoning regulation, rule or regulation is modified to prohibit sale, cultivation or possession of marijuana upon the Premises, Landlord may terminate this Lease at its sole discretion, without liability to Tenant.

ARTICLE XVIII –PARKING

Section 18.1. Parking. Tenant acknowledges that the Demised Premises are located in a shopping center environment where parking spaces are shared on a non-exclusive basis with all tenants. "Parking Areas" shall mean the areas available for automobile parking in connection with the Shopping Center as those areas may be designated by Landlord from time to time. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis. Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas, as long as the number of parking spaces remaining is in compliance with all applicable governmental requirements; (b) to reserve parking spaces for the exclusive use of specific parties and change the location of any reserved parking spaces (including, without limitation, the instant reserved parking spaces); and (c) change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent. Landlord shall have no liability to Tenant for unauthorized parking in parking spaces (including, without limitation, unauthorized parking in any reserved spaces), and shall not be required to tow any unauthorized vehicles. All vehicles must fit in a regular size marked parking space.

It is hereby agreed and understood that Landlord's has no obligation to make the parking spaces available to Tenant. Tenant's right to the use of such parking spaces shall be subject to compliance with the rules and regulations promulgated from time-to-time by Landlord, and shall be subject to termination for violation of any such rules or regulations upon notice from Landlord. Landlord shall have no liability whatsoever for any property damage, loss or theft and/or personal injury which might occur as a result of or in connection with the use of the parking spaces by Tenant, its employees, agents, servants, customers, invitees and licensees, and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, claims, expenses, and/or causes of action which Landlord may incur in connection with or arising out of Tenant's use of the parking spaces. The failure, for any reason, of Landlord to provide or make available the parking spaces to Tenant or the inability of Tenant to utilize these parking spaces shall under no circumstances be deemed a default by Landlord pursuant to the terms of the Lease or give rise to any claim or cause of action by Tenant against Landlord, the same being hereby expressly waived by Tenant.

ARTICLE XIX - SURRENDER OF DEMISED PREMISES

Section 19.1. Surrender. **TENANT COVENANTS AND AGREES TO VACATE, REMOVE FROM AND DELIVER UP AND SURRENDER THE POSSESSION OF THE DEMISED PREMISES TO LANDLORD UPON THE EXPIRATION OF THE TERM OR UPON THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED IN THE CONDITION AS REQUIRED BY THIS LEASE, UNLESS TENANT EXERCISES THE PURCHASE OPTION OR RIGHT OF FIRST REFUSAL.**

Section 19.2. Delivery of the Demised Premises. Tenant covenants and agrees to deliver up and surrender the possession of the Demised Premises to Landlord upon the expiration or earlier termination of the Term or upon the expiration of any extension or renewal thereof, in broom clean condition, and in as good condition and repair as the same shall be at the commencement of such Term or may have been put by Landlord during the continuance thereof, ordinary wear and tear, and damage by fire or the elements, to the extent that the same is covered by Landlord's fire insurance policy with extended coverage endorsement, alone excepted. Nothing herein shall be construed as relieving Tenant of any of its maintenance obligations provided for in this Lease. All alterations, fixtures, installations, additions and improvements which may have been made in or attached to the Demised Premises shall become the property of Landlord without compensation to Tenant therefore; however, Tenant may remove its trade fixtures, provided Tenant repairs any damage to the Demised Premises caused thereby.

ARTICLE XX - ASSIGNMENT AND SUBLETTING

Section 20.1. No Assignment. Without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, Tenant shall not (i) assign or in any manner transfer this Lease or any estate or interest therein, or (ii) permit any assignment of this Lease or any estate or interest therein by operation of law or otherwise, or (iii) sublet the Demised Premises or any part thereof, or (iv) grant any license, concession or other right of occupancy of any portion of the Demised Premises or (v) permit the use of the Demised Premises by any parties other than Tenant, its agents and employees. If Tenant is a corporation or limited liability company, then any transfer of this Lease from Tenant by merger, consolidation or dissolution or any change in ownership or power to vote a majority of the voting stock in Tenant outstanding on the date of this Lease shall constitute an assignment for the purposes of this Section 20.1, provided, however, Landlord's consent to such assignment shall not be required if Tenant provides fifteen (15) days notice of such assignment and the succeeding entity thereunder expressly assumes Tenant's obligations in writing in accordance with Section 20.4 below. As used in the previous sentence, the term "voting stock" shall refer to shares of stock or securities regularly entitled to vote for the election of directors or managers of the corporation or limited liability company involved. Consent by Landlord to one or more assignments or subletting shall not be a waiver of Landlord's rights as to any subsequent assignments and sublettings. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease. In the event of an assignment or subletting, Tenant and any guarantor under this Lease shall remain fully responsible and liable for the payment of the Rent specified and for compliance with all of Tenant's other obligations under this Lease. If an Event of Default occurs while the Demised Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other available remedies, may collect directly from Tenant's assignee or sublessee all rents becoming due to Tenant under any such assignment or sublease and apply such amount against any sums due to Landlord by Tenant, and Tenant authorizes and directs any assignee or sublessee to make payments of rent directly to Landlord upon receipt of notice from Landlord. No direct collection by Landlord from any assignee or sublessee shall constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease. Receipt by Landlord of rent from any assignee, sublessee or occupant of the Demised Premises shall not be a waiver of the covenant in this Lease prohibiting assignment and subletting or a release of Tenant or any guarantor under this Lease. Landlord is authorized and empowered, on behalf of Tenant, to endorse the name of Tenant upon any check, draft, or other instrument payable to Tenant evidencing payment of Rent, or any part thereof, and to receive and apply the proceeds therefrom in accordance with the terms hereof. Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Demised Premises. This Section 20.1 shall be subject to the provisions of Section 26.17 below.

Section 20.2. Review of Assignee; Right to Cancel. If Tenant requests Landlord's consent to an assignment of this Lease or subletting of all or a part of the Demised Premises, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant, current financial statements disclosing the financial condition of the proposed assignee or subtenant, the nature and character of the business of the proposed assignee or subtenant, and the proposed commencement date of the assignment or subletting, together with a copy of the proposed assignment or sublease. Upon receipt of such request, Landlord shall have the right to cancel this Lease as of the commencement date stated in the above mentioned subletting or assignment. If Landlord elects to cancel this Lease, then the Term of this Lease, and the tenancy and occupancy of the Demised Premises by Tenant, shall cease, and come to an end as if the cancellation date were the original expiration date of this Lease. If Landlord does not thus cancel this Lease, the terms and provisions of Section 20.3 shall apply, and Tenant shall not be released from any liability under this Lease.

Section 20.3. Excess Rents. If Landlord consents to any subletting or assignment by Tenant as hereinabove provided, and subsequently any rents received by Tenant under the sublease are in excess of the Rent payable by Tenant under this Lease, or any additional consideration is paid to Tenant by the assignee under the assignment, Landlord, at its option, may either (i) declare one-half of such excess rents

under any sublease or any additional consideration for an assignment to be due and payable by Tenant to Landlord as Additional Rent hereunder, or (ii) elect to cancel this Lease as provided in Section 20.2 above. If less than all of the Demised Premises are sublet, then for the purposes hereof the Base Rent payable under this Lease shall be prorated for the purposes of comparison to determine whether rents received under the sublease are in excess of the Rent payable by Tenant. This proration shall be determined by multiplying the Base Rent by a fraction, the numerator of which is the number of square feet of the Demised Premises so subleased, as Landlord determines, and the denominator of which is the total number of square feet of the Demised Premises, as Landlord determines. The payments which may be required by Landlord hereunder shall include all payments of any nature whatsoever, direct and indirect, whether styled as rent, capitalized payments for rights under the lease or for fixtures, carpeting or otherwise.

Section 20.4. Assumption of Obligations. Each assignee shall assume, and be deemed to have assumed, this Lease and be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants and conditions herein contained on Tenant's part to be paid and performed. No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument in recordable form containing a covenant of assumption by the assignee, but the failure or refusal of such assignee to execute the same shall not release assignee from its liability as set forth herein. Tenant hereby agrees to pay Landlord's counsel fees in connection with any proposed assignment of Tenant's interest in this Lease or any proposed subletting of Tenant's interest in the Demised Premises.

Section 20.5. Consideration for Assignment. Notwithstanding anything to the contrary contained herein, in the event Landlord consents to an assignment of this Lease: (a) Base Rent shall be increased but in no event decreased on the effective date of any such assignment (or if the effective date is not the first day of the month, then on the first day of the month immediately following the effective date), to the greater of: (i) the prevailing "market rent" for the Demised Premises as determined by Landlord by averaging the minimum annual rents obtained by Landlord on a per square foot basis from the three (3) most recently signed new leases covering premises owned by Landlord within the Shopping Center which are determined by Landlord, in its sole discretion, to be comparable in location and configuration to that of the Demised Premises (such determination shall not, however, take into consideration any monetary concessions granted by Landlord, such as free rent, tenant improvement allowances, or other similar monetary inducements); or (ii) an amount equal to the total of the monthly Base Rent required to be paid by Tenant pursuant to this Lease during the twelve (12) month period immediately preceding the effective date of such assignment; and (b) the security deposit shall be increased but in no event decreased on the effective date of any such assignment to an amount equal to two (2) months Base Rent for the last two (2) months of the Term of the Lease, plus the then current Tenant's Share estimate, rounded to the nearest $1,000.

Section 20.6 Assignment by Landlord. Landlord has and reserves the right to transfer, assign and convey, in whole or in part, the Shopping Center and any or all of its rights under this Lease, and in the event Landlord assigns its rights under this Lease, Landlord shall thereby be released from any further obligations under this Lease, and Tenant shall look solely to Landlord's successor in interest for performance of those obligations.

ARTICLE XXI - RIGHTS OF MORTGAGEES

Section 21.1. Subordination.

(a) This Lease and Tenant's rights and interests hereunder shall at all times be subject and subordinate to any mortgage now or hereafter placed by Landlord in good faith for valid business reasons against the Shopping Center or any part thereof. The preceding sentence shall

include, without limitation, any first mortgage granted in connection with the financing of the Shopping Center.

(b) This Section shall be self-operative and no further instrument shall be required. However, upon Landlord's request, from time to time, Tenant shall execute such instruments to confirm that this Lease is subordinate to the lien of any mortgage, subject to subpart (a) above, as may be required by Landlord for such purposes. In the event Tenant fails to execute such instruments within 10 days of Landlord's written request therefor, Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in its name, place and stead to do so.

(c) Notwithstanding anything contained herein, in the event the holder of any mortgage, deed of trust, ground lease or sale-leaseback instrument at any time elects to have this Lease constitute a prior and superior lien to its mortgage, deed of trust, ground lease or sale-leaseback instrument, then, and in such event, upon any such holder or Landlord notifying Tenant to that effect in writing, this Lease will be deemed prior and superior in lien to such mortgage, deed of trust, ground lease or sale-leaseback instrument, whether this Lease is dated prior to or subsequent to the date of such mortgage, deed of trust, ground lease or sale-leaseback instrument, and Tenant will execute such attornment agreement as may be reasonably requested by such holder.

Section 21.2. Attornment. Tenant shall, in the event of the sale or assignment of Landlord's interest in the Shopping Center or the Demised Premises, or in the event of any proceedings brought for foreclosure, or in the event of the exercise of any power of sale under any mortgage covering the Demised Premises or in the event of conveyance in lieu of foreclosure, attorn to the purchaser, assignee, or foreclosing mortgagee and recognize such purchaser, assignee or foreclosing mortgagee as Landlord under this Lease. At the option of such purchaser, assignee or foreclosing mortgagee, Tenant will execute a new lease with such party on the same terms and conditions of this Lease, except that the initial term of the new lease shall be for the balance of the Term of this Lease.

Section 21.3. Opportunity for Mortgagee to Cure Landlord Defaults. After receiving written notice from the holder or holders of any mortgage which includes as a part of its mortgaged premises the Demised Premises or from Landlord as to existence of such a mortgage, which notice shall include the name and address of the mortgagee, Tenant shall, so long as such mortgage is outstanding, give to such holder or holders the same notice and opportunity to correct any default on the part of Landlord as is required to be given to Landlord pursuant to this Lease and shall be given in the manner specified in notice from such holder or holders to Tenant, but such notice may be given by Tenant to Landlord and such mortgagee or mortgagees concurrently. The performance of any such mortgagee of any obligation that Landlord is required to perform under this Lease shall be deemed performed by Landlord insofar as Tenant is concerned.

ARTICLE XXII - NOTICE

Section 22.1. Addresses and Manner of Giving Notice. Any notice, communication, request, reply or advice (herein severally and collectively, for convenience, called "notice") in this Lease provided or permitted to be given, made or accepted by either party to the other must be in writing, and may, unless otherwise in this Lease expressly provided, be given or be served by depositing the same in the United States mail, postpaid and certified or registered and addressed to the party to be notified, with return receipt requested, or by federal express or other overnight delivery service or by delivering the same in person to such party, or, if the party or parties to be notified be incorporated, to an officer of such party. Notice deposited in the United States mail in the manner hereinabove described shall be effective, unless otherwise stated in this Lease, from and after the expiration of three (3) days after it is so deposited. Notice given in

any other manner shall be effective only if and when received (or rejected) by the party to be notified. For purposes of notice the addresses of the parties shall, until changed as herein provided, be:

If to Landlord:	Sky Hi LLC P.O. Box 1065 Old Village Station Great Neck, NY 11023 Attn: Manager
If to Tenant:	Mystic Holdings, Inc. 4145 Wagon Trail Avenue Las Vegas, NV 89118 Attention: Sky Pointe Lease

However, the parties hereto and their respective heirs, successors, legal representatives and assigns shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any address within the continental United States, by at least fifteen (15) days' written notice to the other party.

ARTICLE XXIII - SECURITY DEPOSIT

Section 23.1. Security Deposit.

(a) It is agreed that Tenant will deposit with Landlord at the time of the execution of this Lease the sum of $0.00 as security for the faithful performance by Tenant of all of the terms and covenants of this Lease, which sum shall be deposited in a non-interest bearing account (the "**Security Deposit**"), in addition to the first full month's Sales Tax and all other sums required to be paid by Tenant pursuant to and upon execution of this Lease. In the event that Tenant shall fail to perform or observe any of the terms, covenants, conditions or agreements to be observed or performed by Tenant hereunder, and such default shall not be cured within the grace period provided in this Lease, Landlord may apply such portion of the Security Deposit as may be necessary to reimburse Landlord for any and all monies owed to Landlord by Tenant as a result of such default and, thereafter, Tenant shall immediately restore the resulting deficiency in such Security Deposit to be held as aforesaid. Landlord shall return the Security Deposit (or so much of it as remains after any disbursement to Landlord under this Section 23.1) as promptly as possible after the expiration of the Term of this Lease. Landlord shall not be obligated at any time to apply the Security Deposit to any Rental due by Tenant hereunder.

(b) In the event of bankruptcy or other creditor-debtor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

(c) Tenant agrees in making the Security Deposit that in the event this Lease is assigned to a first mortgagee as collateral security for payment of a first lien mortgage covering the Demised Premises without a corresponding assignment of the Security Deposit hereunder, Tenant will look solely to Landlord for the return of the Security Deposit and shall not seek the return of same from the first mortgagee whether or not it becomes the owner of the Demised Premises by foreclosure or otherwise.

(d) Landlord may deliver the funds deposited hereunder by Tenant to the purchaser of Landlord's interest in the Demised Premises in the event that such interest be sold or hypothecated

and thereupon Landlord shall be discharged from any further liability with respect to such deposit, and this provision shall also apply to any subsequent transferees.

(e) Tenant agrees, at any time, upon not less than ten (10) days prior written notice by Landlord, to deliver to Landlord Tenant's (i) profit and loss statement and (ii) balance sheet for the most recently ended calendar year, certified to be true and correct by an officer of Tenant.

ARTICLE XXIV - WAIVER OF CLAIMS

Section 24.1. Waiver of Claims. Landlord and Landlord's agents, servants and employees shall not be liable for, and Tenant hereby releases Landlord, its agents, servants and employees from, all liability in connection with any and all loss of life, personal injury, damage to or loss of property, or loss or interruption of business occurring to Tenant, its agents, servants, employees, invitees, licensees, or visitors, in or about or arising out of, in or upon the Demised Premises, or the Shopping Center; except that notwithstanding the foregoing, Landlord and its agents, servants and employees shall be liable for any loss or damage caused in material part by or due to the willful, reckless, illegal or grossly negligent acts or omissions of Landlord and its servants, agents or employees.

ARTICLE XXV - RELOCATION

Section 25.1. Relocation of Tenant. Landlord shall have the right from time to time to relocate Tenant to another part of the Shopping Center in accordance with the following:

(a) the new location shall be of comparable size to the then existing Demised Premises and shall be improved comparably to the existing Demised Premises;

(b) the cost of the physical relocation and in placing the new location described in subsection (a) above shall be borne by Landlord;

(c) if the relocated Demised Premises are smaller or larger than existing Demised Premises, the Annual Base Rent and the Tenant's pro-rata share shall be proportionately adjusted to reflect the proportion the relocated square footage bears to the existing square footage and the Additional Rent shall be computed based upon the square footage of the space in which Tenant is relocated;

(d) all reasonable moving costs incurred by Tenant as a result of the relocation shall be paid by Landlord; and

(f) Landlord shall deliver to Tenant written notice of Landlord's election to relocate, specifying the new location and the amount payable therefore at least thirty (30) days prior to the date the relocation is to be effective.

ARTICLE XXVI - MISCELLANEOUS PROVISIONS REGARDING LEASE

Section 26.1. Compliance with Laws and Ordinances. Tenant agrees that it will, at its sole cost and expense, promptly fulfill and comply with all laws, ordinances, regulations and requirements of the City, County, State and Federal Governments and any and all departments thereof having jurisdiction over the Shopping Center or the Common Areas, and of the National Board of Fire Underwriters or any other similar body now or hereafter constituted, affecting Tenant's use of the Demised Premises or the business conducted therein.

Section 26.2. Governing Law. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State in which the Demised

Premises are located without regard to such State's conflict of laws principles. Exclusive venue in any legal proceeding related to or arising out of this Lease shall be in the county and state where the Demised Premises are located, and Tenant submits to personal jurisdiction and venue in such forum.

Section 26.3. Representation by Corporate Tenant. In the event Tenant hereunder shall be a corporation, the parties executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly qualified corporation authorized to do business in the State of Nevada, that all franchise and corporate taxes have been paid to date and that all future forms, reports, fees and other documents necessary to comply with Applicable Laws and to remain qualified to do business in the State of Nevada will be filed when due.

Section 26.4. Headings and Index. The paragraph headings and the index to this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

Section 26.5. Partial Invalidity. If any term or provision of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 26.6. Successors and Assigns. Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns, respectively, of Landlord and Tenant. The above reference to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may give written consent to a particular assignment.

Section 26.7. When Lease Becomes Binding. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection therewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Demised Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

Section 26.8. Other Leases and Tenants. Landlord reserves the absolute right to effect such other tenancies in the Shopping Center as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interest of the Shopping Center. Notwithstanding anything in this Lease to the contrary, Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or number of tenants shall during the Term of this Lease occupy any space or any particular space in the Shopping Center; nor does Landlord represent or warrant that any particular space will be used for any particular purpose during the Term of this Lease. This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents.

Section 26.9. Examination of Lease by Tenant. Tenant represents and warrants to Landlord that both Tenant and Tenant's attorney have examined this Lease carefully and that Tenant has been advised, and is fully aware, of the legal effects and consequences of this Lease. The parties acknowledge that this Lease has been the subject of full opportunity for negotiation and amendment and that the parties that have taken the role of producing drafts hereof shall not suffer adverse construction of any terms or language of this Lease as a result of such role.

Section 26.10. Other Tenants. In the event Landlord in the exercise of its sole discretion shall effect other tenancies in the Shopping Center, Tenant shall not be deemed to be a beneficiary of any agreement between Landlord and such other tenants. Tenant shall have no right whatsoever, either express

or implied, under any such agreement between Landlord and such other tenants or under any of the terms or provisions of such agreements; and Tenant shall have no right to enforce any such agreements, terms or provisions on behalf of itself or any other party including Landlord.

Section 26.11. No Partnership. Landlord shall in no event be construed, held or become in any way or for any purpose a partner, associate or joint venturer of Tenant or any party associated with Tenant in the conduct of its business or otherwise.

Section 26.12. Effective Date. Effective Date. This Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party hereto signed the Lease, or as otherwise may be specifically agreed by both parties hereto. Such date, once inserted, shall be established as the final day of ratification by both parties to this Lease, and shall be the date for use throughout this Lease as the "Effective Date."

Section 26.13. [Reserved]

Section 26.14. Counterparts; Electronic Delivery. This Lease may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Lease by electronic delivery shall be equally as effective as delivery of a manually executed counterpart of this Lease. Any party delivering an executed counterpart of this Lease by electronic delivery shall also deliver a manually executed counterpart of this Lease, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Lease.

Section 26.15. Patriot Act. Tenant represents that neither Tenant nor its constituents or affiliates are in violation of any Governmental Rules relating to terrorism or money laundering, including the Executive Order and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the "Patriot Act").

Section 26.16. Entire Agreement; Amendment. This Lease contains all of the agreements and understandings relating to the leasing of the Demised Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties. This Lease may be amended only by a writing signed by each of the parties.

Section 26.17. [Reserved].

Section 26.18. WAIVER OF THE RIGHT TO TRIAL BY JURY. LANDLORD AND TENANT HEREBY KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT LANDLORD OR TENANT MAY HEREINAFTER INSTITUTE AGAINST EACH OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATED TO THIS LEASE OR THE DEMISED PREMISES WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

Section 26.19 This Lease shall create the relationship of landlord and tenant between Landlord and Tenant. No estate shall pass out of Landlord, and Tenant has only a usufruct not subject to levy and sale. Tenant hereby waives the right to interpose any counterclaim of whatever description (other than any compulsory counterclaim) in any proceeding pertaining to this Lease commenced by Landlord.

Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term of this Lease, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant's obligations accruing prior to the expiration of the Term of this Lease, and such obligations shall survive any such expiration or other termination of the Term of this Lease. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease. Tenant agrees not to record this Lease or any short form or memorandum hereof. "**Default Rate**" shall mean the lower of (i) eighteen percent (18%) per annum, or (ii) the highest rate of interest from time-to-time permitted under applicable federal and state law.

Section 26.20 OFAC Representation. For purposes hereof, "List" shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and "OFAC" shall mean the Office of Foreign Assets Control, Department of the Treasury. Each party represents and warrants to the other that (i) each person owning a ten percent (10%) or greater interest in such party is (A) not currently identified on the List, and (B) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In addition, at the request of a party, the other party shall provide such information as may be requested by the requesting to determine the other party's compliance with the terms hereof.

[The Remainder of this Page is Intentionally Left Blank]

WITNESS the due execution of these presents by duly qualified and authorized officers or representatives of each party, in duplicate originals, on the dates set forth below but effective as of the day and year first above written.

TENANT:

Mystic Holdings, Inc.
a Nevada corporation

By: ______________________
Its: ______________________
Date Executed: ______________________

LANDLORD:

Sky Hi LLC
a Nevada limited liability company

____
Daniel Perla, Manager
Date Executed: ______________________

WITNESS the due execution of these presents by duly qualified and authorized officers or representatives of each party, in duplicate originals, on the dates set forth below but effective as of the day and year first above written.

TENANT:

Mystic Holdings, Inc.
a Nevada corporation

By______________________________
Its: ______________________________
Date Executed: ____________________

LANDLORD:

Sky Hi LLC
a Nevada limited liability company

____
Daniel Perla, Manager
Date Executed: ____________________

EXHIBIT A

SITE PLAN

(See Attached.)



TAVERN
4,061 S.F.
DISPENSARY
3,168 S.F.
C-STORE
3,546 S.F.

EXHIBIT B

WORK LETTER

1. Following the delivery of possession of the Demised Premises to Tenant and Tenant's payment of all Rent and security deposits required to be paid upon the execution of the Lease, Tenant shall have the right to perform certain alterations and improvements in the Demised Premises (the "**Tenant Improvements**"). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Tenant Improvements in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 9 of the Lease, including approval by Landlord of (a) the final plans for the Tenant Improvements, (b) the contractors to be retained by Tenant to perform such Tenant Improvements, and (c) the insurance coverage obtained by Tenant and its contractors in connection with the Tenant Improvements. Tenant shall be responsible for all elements of the plans for the Tenant Improvements (including compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of such plans shall in no event relieve Tenant of the responsibility therefor. Landlord's approval of the contractors to perform the Tenant Improvements shall not be unreasonably withheld. Landlord's approval of the general contractor to perform the Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required by Landlord, (iii) does not have the ability to be bonded for the work in an amount satisfactory to Landlord, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state and municipality in which the Demised Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2. Promptly after obtaining Landlord's approval of the plans for the Tenant Improvements and before commencing construction of the Tenant Improvements, Tenant shall deliver to Landlord a reasonably detailed estimate of the cost of the Tenant Improvements. If the cost of the Tenant Improvements exceeds the Allowance (hereinafter defined), Tenant shall be solely responsible for the difference. If the Landlord determines that the plans need to be reviewed and approved by an unrelated third party, then Tenant shall promptly pay the retained third party for its fees related to the review of said Plans. Landlord reserves the right to deduct such fee from the Allowance.

3. Provided Tenant is not in default, Landlord agrees to contribute up to $0.00 (the "**Allowance**") toward the cost of performing the Tenant Improvements.

   The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Improvements and for hard costs in connection with the Tenant Improvements. The Allowance may not be applied to any other costs such as, but not limited to, the costs of Tenant's furniture, signage, trade fixtures, and equipment, cabling and wiring costs, and moving expenses. The Allowance shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performed the Tenant Improvements, within thirty (30) days following receipt by Landlord of the following documentation in form and substance acceptable to Landlord in its sole discretion: (1) receipted bills covering all labor and materials expended and used in the Tenant Improvements; (2) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Tenant Improvements; (5) the certification of Tenant and its architect in form reasonably acceptable to Landlord that the Tenant Improvements have been installed in a good and workmanlike manner in accordance with the

approved plans, and in accordance with applicable laws, codes and ordinances, and (6) a certificate of occupancy for the Demised Premises. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance until (i) Tenant has made the Effective Date Payment and opened for business; and/or (ii) during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

4. In the event Tenant does not submit to Landlord a written request for payment of the entire Allowance (together with all of the documents and certificates required for such payment) within six (6) months after the Commencement Date, any portion of the Allowance not disbursed to Tenant shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Improvements and/or Allowance. If the total amount paid by Tenant for the Tenant Improvements is less than the Allowance, Tenant shall not receive cash or any credit against rent due under the Lease for the unused portion of the Allowance.

5. In performing construction of Tenant Improvements and notwithstanding the fact that the Commencement Date shall have not occurred at the time construction of Tenant Improvements is commenced, Tenant shall, with regard to the construction of Tenant Improvements, be bound by each and every term of the Lease (other than the covenant to pay Rent, which covenant shall not commence until the Rent Commencement Date). Without in any way limiting the foregoing provisions of this Section 5, the following provisions shall be applicable to Tenant's obligation to construct the Tenant Improvements:

   (a) Tenant shall cause the Tenant Improvements to be constructed in accordance with the approved plans and all applicable laws, rules, regulations, ordinances and restrictive covenants and otherwise in a good and workmanlike manner.

   (b) Tenant and each of Tenant's contractors shall comply with all rules and regulations for the Shopping Center.

   (c) Prior to commencement of construction of Tenant Improvements, Tenant shall submit to Landlord a list setting forth the name of each of Tenant's contractors and the work that will be performed by each such contractor. Any approval by Landlord of any of Tenant's contractors shall not in any way be construed as or constitute a representation by or warranty of Landlord as to the abilities of the contractor.

   (d) Tenant shall cause each of Tenant's contractors to deliver Landlord sufficient evidence (which shall include, without limitation, certificates of insurance naming Landlord and Landlord's property manager as additional insureds) that such contractor is covered under such workmen's compensation, commercial general liability and property damage insurance as Landlord may reasonably request for its protection. All such evidence of insurance must be submitted to and approved by Landlord prior to commencement of construction of the Tenant Improvements.

   (e) Prior to the execution of the construction contract for the construction of the Tenant Improvements, Tenant shall submit the proposed form thereof to Landlord for Landlord's review and acceptance. Such contract shall, without in any way limiting Landlord's right to approve the form of such contract, (i) provide for the prohibition against liens specified

in Section 9.4 of the Lease, (ii) require the contractor to conform to the Building rules and regulations and any Shopping Center rules applicable to contractors performing work in the Shopping Center, (iii) require the contractor to deliver the certificates of insurance (and such other evidence of insurance as is required by Landlord) referred to above, (iv) recognize that Landlord is a third party beneficiary with respect to all warranties (implied or expressed) under the contract or otherwise applicable to the Tenant Improvements at law or in equity, and as a third party beneficiary, Landlord shall have the absolute right (but not the obligation) to enforce each and every such warranty, (v) require the contractor to maintain a set of recorded construction plans on a diskette in AutoCad or compatible format (the "**Record Drawings**"), (vi) require the contractor to complete construction of the Tenant Improvements as mutually agreed upon between Landlord and Tenant; and (vii) require the contractor to work in harmony and cooperate with each other contractor performing work at the Demised Premises.

(f) Prior to commencement of construction of Tenant Improvements (including demolition of any existing improvements to allow for the construction of Tenant Improvements), the final plans will, if required by applicable laws, be approved by the appropriate governmental agency and all notices required to be given to any governmental agency shall have been given in a timely manner. In addition to obtaining all required approvals and permits, the final plans for any portion of the Tenant Improvements which may affect the structural integrity of the building in which the Demised Premises is located (the "Building"), must be stamped by a structural engineer approved by Landlord, and such final plans must contain a certification that such alterations will not adversely affect the structural integrity of the Building.

(g) All materials used in the construction of Tenant Improvements shall be new and first-class quality (other than materials located in the Demised Premises on the date of the Lease). All doors, light fixtures, ceiling tiles and other improvements in the Demised Premises having Building standard specifications shall comply with such specifications.

(h) Tenant shall maintain the Demised Premises and the surrounding areas in a clean and orderly condition during construction. Tenant will cause Tenant's contractors to promptly remove from the Building, by use of their own trash containers, all rubbish, dirt, debris and flammable waste, as well as all unused construction materials, equipment, shipping containers and packaging generated by the Tenant Improvements; neither Tenant nor Tenant's contractors shall be permitted to deposit any such materials in Landlord's trash containers or elsewhere in the Building. Storage of construction materials, tools, equipment and debris shall be confined within the Demised Premises.

(i) Upon completion of Tenant Improvements and prior to occupancy of the Demised Premises, Tenant shall deliver to Landlord one set of Record Drawings.

(j) Landlord shall not be liable for any injury, loss or damage to any of the Tenant Improvements or other installations.

(k) Tenant shall indemnify and hold harmless Landlord from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed by or on behalf of Tenant or Tenant's contractors.

(l) Notwithstanding the fact that Landlord shall be a third party beneficiary of any and all warranties under the contract for construction of the Tenant Improvements and any and all

warranties applicable to the Tenant Improvements at law or in equity, Landlord shall in no way be responsible for the function and/or maintenance of the Tenant Improvements.

(m) Tenant's general contractor shall obtain a payment and performance bond reasonably acceptable to Landlord covering the construction of the Tenant Improvements.

6. Tenant agrees to accept the Demised Premises in its "as-is" condition and configuration, without representation or warranty by Landlord or anyone acting on Landlord's behalf, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Demised Premises.

7. Tenant shall advise its contractor(s), subcontractor(s), and material supplier(s) that no interest of Landlord in the Demised Premises or the Building shall be subject to liens to secure payment of any amount due for work performed or materials installed in the Premises on Tenant's behalf and Tenant's contract with its general contractor shall include a true and correct copy of Section 9.4 of the Lease.

8. This Work Letter shall not be applicable to any additional space added to the original Demised Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Demised Premises or any additions to the Demised Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

9. NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE DEMISED PREMISES ON THE COMMENCEMENT DATE AND TENANT HAS NOT RELIED ON ANY SUCH REPRESENTATIONS OR WARRANTIES. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE DEMISED PREMISES OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE DEMISED PREMISES OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THIS LEASE.

[END OF EXHIBIT B]

EXHIBIT C

ACCEPTANCE AGREEMENT

Shopping Center Name: Sky Pointe, City of Las Vegas, Clark County, State of Nevada.

Landlord: Sky Hi LLC, a Nevada limited liability company

Tenant: Mystic Holdings, Inc., a Nevada corporation

Demised Premises: ________________ located at 6050 Sky Pointe Drive, Las Vegas, Nevada 89130 in Clark County, State of Nevada.

Lease Dated: ______________, 2021

Minimum Rent:

Common Area Expenses:

Monument Signage:

Ladies and Gentlemen:

As a representative of Tenant, I/we have physically inspected the space noted above and its improvements with __________________________, a representative of Landlord. I/we accept the improvements as to compliance with all the requirements indicated in our Lease. I/we also verify the following information below*:

Delivery Date: __________________________

NOTE: This inspection is to be made prior to tenant move-in.

Very truly yours,

Tenant

By:____________________________
Its:____________________________

Date: ____________________________

* All capitalized terms shall have the meaning set forth in the Lease.

** If the terms of this Acceptance Agreement are inconsistent with the Lease, the Lease shall control.

EXHIBIT D

PROHIBITED, RESTRICTED AND EXCLUSIVE USES

This Exhibit D contains excerpts from leases and recorded documents that restrict Tenant's use of the Premises. Tenant shall not use or permit the use of the Premises for any of the purposes prohibited below, nor shall Tenant violate any applicable prohibited-use provisions, exclusive- use provisions, or restrictions contained in any recorded documents, regardless of whether such recorded documents are included below. Nothing contained in this Exhibit D shall be construed to prohibit any of the uses or purposes set forth herein in any portion of the Shopping Center other than the Premises. When used in the lease excerpts below, the term "Tenant" refers to the tenant for the lease from which the excerpt was taken. "Sky Hi LLC" as used in this Exhibit D shall be the Landlord.

A. In no event may Tenant make any alteration, addition or improvement that (i) affects the structure or exterior of the Building or any building, mechanical, electrical or life safety systems or (ii) potentially causes the Premises or Building to fail to comply with Nevada marijuana rules and regulations pertaining to facilities that retail marijuana and marijuana products.

[END OF EXHIBIT D]

EXHIBIT E

RULES AND REGULATIONS

Tenant and Tenant's servants, employees, agents, visitors and licensees shall observe faithfully, and comply strictly with, these Rules and Regulations and such other and further reasonable Rules and Regulations as Landlord may from time to time adopt.

1. The entrances, passages, common areas, sidewalks, elevator (if any), vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Demised Premises.

2. All loading and unloading of merchandise shall be done only at such times in the areas, and through the entrances, designated for such purposes by Landlord. All deliveries must be delivered immediately and directly to Tenant's space and cannot be left in any common or core area.

3. Landlord retains in all cases the right to prescribe the method and manner in which any merchandise, furniture, iron safe or heavy or bulky object shall be brought in or taken out of the Shopping Center, and the hours at which the same shall be done, and further retains the right to limit and prescribe the weight, size and proper position thereof, and all damage done to the Shopping Center by the bringing in or taking out thereof, or by reason of the presence thereof in the Shopping Center, shall be made good and immediately paid by the Tenant by, through or under whom such damage may have been done.

4. The delivery or shipping of merchandise, supplies and fixtures to and from the Demised Premises shall be at such times and subject to such rules and regulations as in the judgment of Landlord are necessary for the proper operation of the Demised Premises or the Shopping Center.

5. No radio or television or other similar device which can be heard outside of the Demised Premises shall be installed without first obtaining, in each instance, Landlord's consent in writing and first having the required licenses therefor.

6. No Tenant shall occupy or permit any portion of the premises demised to him to be occupied or used for any purpose other than those specified in its lease.

7. No show cases or other articles shall be placed in the common areas halls, or corridors without the prior written consent of the Landlord.

8. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

9. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Demised Premises or Shopping Center without the prior written consent of the Landlord. In the event of the violation of the foregoing by any Tenant, the expense incurred by such removal shall be charged to the Tenant or Tenants violating this rule.

10. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's opinion, tends to impair the reputation of the Shopping Center or its desirability as a location for a retail store or office, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

11. Canvassing, soliciting, peddling, passing out handbills or free samples of merchandise in the Shopping Center and on the adjoining sidewalks or streets are prohibited without the written consent of the Landlord.

12. No Tenant, nor any of Tenant's servants, employees, agents or licensees, shall at any time bring or keep upon the Demised Premises any flammable, hazardous, combustible, or explosive fluid, chemical or substance, or any other articles of an intrinsically dangerous nature.

13. Tenant shall not place objects of any kind, such as stickers or decals around, on, or behind glass partitions, windows or doors, without Landlord's prior consent.

14. No Tenant, or its employees, or other persons, shall go upon the roof of the Shopping Center without the written consent of the Landlord.

15. No animals or birds of any kind shall be brought into or kept in or about the Demised Premises, and no cooking shall be done or permitted by any Tenant on the Demised Premises except as authorized by the lease of Tenant. No Tenant shall cause or permit any unduly objectionable odors to be produced upon or permeate from the Demised Premises.

16. Tenant shall not use its Demised Premises for the sale of merchandise, goods, or property of any kind at auction, nor shall any Tenant permit the sale of lottery tickets, for charity or otherwise.

17. Each Tenant must, upon the termination of its tenancy, restore to the Landlord all keys either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, Tenant shall furnish and install new locks, the same shall be at Tenant's expense, including the cost of new keys and/or locks for other Tenants.

18. All garbage, rubbish and refuse shall be placed by Tenant as designated from time to time by Landlord, and at the times specified by Landlord.

19. Each Tenant shall keep the lights in his retail area lit during the normal business hours of the Shopping Center.

20. No Tenant shall mark, paint, drill into, or in any way deface any part of the Demised Premises or the Shopping Center of which they form a part without the consent of the Landlord.

21. Tenant shall be responsible for the observance of these rules and regulations by Tenant's employees, agents, clients, customers, invitees and guests.

22. Tenant's employees, servants, agents and/or licensees shall park in areas of the Shopping Center as designated by Landlord, if Landlord designates the same.

NOTHING IN THE LEASE OR IN THESE RULES AND REGULATIONS SHALL BE CONSTRUED TO IMPOSE UPON LANDLORD ANY DUTY OR OBLIGATION TO ENFORCE THE RULES AND REGULATIONS OR TERMS, COVENANTS OR CONDITIONS IN THIS OR ANY OTHER LEASE, AS AGAINST ANY OTHER TENANT AND LANDLORD SHALL NOT BE LIABLE TO TENANT FOR VIOLATION OF THE SAME BY ANY OTHER TENANT, ITS SERVANTS, EMPLOYEES, AGENTS, VISITORS OR LICENSEES.

[END OF EXHIBIT E]

EXHIBIT F-1

Sign Criteria

MASTER SIGN PLAN SIGN CRITERIA

A. INTRODUCTION

The intent of these Sign Criteria is to provide the guidelines necessary to achieve a visually coordinated, balanced and appealing signage environment at the Shopping Center.

Performance of these Sign Criteria shall be enforced and any nonconforming sign shall be removed by the Tenant or Tenant's sign contractor at Tenant's expense, upon demand by Landlord.

Landlord or Landlord's representative shall review exceptions to these standards. The Landlord, or Landlord's representative, will retain full rights of approval of any proposed signage at Sky Pointe Shopping Center.

B. GENERAL LANDLORD/TENANT REQUIREMENTS

I. Each Tenant shall submit to Landlord for approval, three (3) copies of the detailed shop drawings of Tenant's proposed sign, indicating conformance with this Sign Criteria.

2. The Tenant shall submit a sign drawing approved by Landlord to the appropriate City of North Las Vegas authority for approval prior to the start of any sign construction or fabrication.

3. No sign shall be constructed until approved building permits from City Planning and Building Department are received.

4. The Tenant shall pay for all signs, their installation (including final connection, transformers and all other labor and materials) and maintenance.

5. The Tenant or his representative shall obtain all necessary permits.

6. The Tenant shall be responsible for all requirements of these Sign Criteria.

7. Tenant's sign contractor shall repair any damage to any property caused by his work.

8. Tenant shall be fully responsible for the operations of the Tenant's sign contractors.

9. It is the responsibility of the Tenant's sign company to verify all conduit and transformer locations and service prior to fabrication.

10. The location of all signs shall be per the accompanying design criteria.

11. Tenant shall immediately remove all signs representing a discontinued service and/or product.

12. Upon removal of any sign by Tenant, any damage to the building fascia or sign area will be repaired by Tenant, or by Landlord at Tenant's expense. Repair work to be completed within a ten (10) day period.

13. One "sign space" per frontage shall be allowed for each Tenant (except as otherwise approved in writing). The Tenant shall verify his sign location and size with Landlord

prior to fabrication.

14. Special signs, which vary from these Sign Criteria, must first be approved by the Landlord and respective City authority.

15. Landlord shall have the right to remove, at Tenant's expense upon seven (7) day written notice, any signs installed contrary to this Sign Criteria.

C. GENERAL SIGN SPECIFICATIONS

1. No exposed raceway, crossovers, conduits, conductors, transformers, etc shall be permitted.

2. Signs are to be typical internally illuminated individual letters.

   a. Tenant signage shall be attached in designated areas only and may not exceed 80% of the storefront width. Maximum letter or logo height is not to exceed:

      (l) Major tenants with 20,000 or more square feet - 72"

      (2) Tenants with 10,000 to 20,000 square feet- 60"

      (3) Tenants with 5,000 to 10,000 square feet-48"

      (4) Tenants with 2,000 to 5,000 square feet-36"

      (5) Tenants with less than 2,000 square feet- 24"

   Individual letters of a wall sign may exceed the height limitations, provided the average height of all copy meets those limits.

   b. The face of the individual letters and logos shall be constructed of acrylic plastic (1/8" thick minimum) or UL approved metal and fastened to the individual channelized metal letter in an approved manner. Individual pan channel or reverse channel letters are acceptable.

   c. The "copy" (letter type), logos, and their respective colors shall be submitted to the Landlord for written approval prior to fabrication.

   d. Individual tenant logos may be located anywhere within the fascia sign band provided their heights do not exceed the requirements of Part C, 2a. Landlord may consider fascia area above the sign band for tenant logos on an individual basis.

   e. No more than two rows of letters are permitted, provided the maximum square footage does not exceed the individual tenant signage criteria.

   f. Individual tenant signage may be attached to metal-framed awnings on storefronts, where approved by Landlord and supported by sufficient structure.

3. All penetrations of the building structure required for sign installation shall be sealed in a watertight condition and shall be patched to match the adjacent finish.

4. Any signs, consisting of any moving, swinging, rotating, flashing, blinking, scintillating, fluctuating or otherwise animated light are prohibited.

5. **Off-Premise Signs**

Any signs, other than a directional sign, installed for the purpose of advertising a product, event, person, or subject not related to the premises upon which said sign is located are prohibited, without written consent of the Landlord.

6. **Vehicle Signs**

Signs on or affixed to trucks, automobiles, trailers, or other vehicles which advertise, identify, or provide direction to a use or activity not related to its lawful making of deliveries of sales or merchandise or rendering of services from such vehicles, are prohibited.

7. External displays, other than temporary decorative holiday lighting, which consist of unshielded light bulbs, are prohibited. An exception may be granted by the Landlord when the display is an integral part of the design character of the activity to which it relates.

8. For purposes of store identification, Tenant will be permitted to place upon each entrance to its demised premises a decal application with lettering not to exceed 2" in height, indicating hours of business, emergency telephone, etc. The number and letter type shall be subject to Landlord's approval.

D. PROJECT FREESTANDING SIGNS

Monument Signs:

At Landlord's discretion, may be located at or near each building for project and tenant identification. Refer to design drawings for fabrication methods, overall height, square footage, and color. Availability of the Tenant identification panels is based on the sole discretion of Landlord as established within the context of the Lease.

[END OF EXHIBIT F-1]

EXHIBIT F-2

TENANT'S APPROVED SIGNAGE

(See Attached.)

EXHIBIT G

FORM OF MEMORANDUM OF OPTION

APN Numbers: 125-27-223-002 and 125-27-223-003

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

Sklar Williams PLLC
P.O. Box 1065
Old Village Station
Great Neck, New York 11023

(Above Space for Recorder's Use Only)

MEMORANDUM OF OPTION TO PURCHASE

THIS MEMORANDUM OF OPTION TO PURCHASE, (*"Memorandum of Option"*) is made as of August ___, 2021 by and between **SKY HI LLC**, a Nevada limited liability company with a mailing address of P.O. Box 1065, Old Village Station, Great Neck, New York 11023 (the *"Optionor"*) and **MYSTIC HOLDINGS, INC.**, a Nevada corporation with a mailing address of 4145 Wagon Trail Avenue, Las Vegas, NV 89118 (the *"Optionee"*).

1. Optionor has granted to Optionee pursuant to the terms and conditions of that certain Lease dated as of August __, 2021 (the *"Agreement"*) a right to purchase that certain real property legally described on Exhibit A attached hereto (the *"Property"*).

2. The terms and conditions of the Agreement are incorporated herein as though set forth in full, whereby Optionee may purchase the Property together with any and all rights, benefits, privileges and easements, now or hereafter appurtenant thereto, upon payment of the purchase price provided for in the Agreement and upon the other terms and conditions therein stated.

3. This Memorandum of Option is executed for the purpose of recordation in order to give notice of all of the terms, provisions and conditions of the Agreement and is not intended, and shall not be construed, to define, limit or modify the Agreement. The Agreement and exhibits thereto are hereby incorporated by reference in this Memorandum of Option and the parties hereby ratify and confirm the Agreement as if said Agreement were being re-executed by them and recorded. In the event of any conflict between the provisions of this instrument and the Agreement, the provisions of the Agreement shall control.

4. The Agreement and this Memorandum shall be binding upon and inure to the benefit of Optionor and Optionee and their respective heirs, successors, administrators, executors and assigns, except that Optionee may not assign or transfer any of its rights under the Agreement or this Memorandum without the prior written consent of Optionor.

5. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

FORM ONLY – SIGNATURE AND NOTARY BLOCK ON EXECUTION COPY ONLY

EXHIBIT H

LICENSED MARIJUANA FACILITY COMPLIANCE AGREEMENT

1. Lessee acknowledges and agrees that neither Lessor, nor Lessor's representatives, have made any oral or written representations or warranties whatsoever concerning the suitability or zoning of the Premises with respect to its potential use as a medical marijuana facility, and that it is the sole responsibility of Lessee to investigate and to satisfy itself concerning the suitability of the Premises for such use.

2. Lessee understands and agrees that Lessee, and not Lessor, shall be solely responsible at the Lessee's own expense for full compliance with all federal, state and local laws, rules, regulations and ordinances pertaining to the maintenance and/or operation of a marijuana facility.

3. Lessee warrants and represents that it is eligible and qualified to operate a marijuana facility in the Premises under all applicable federal, state and local laws rules, regulations and ordinances, and that Lessee has obtained all legally required licenses, permits, and approvals to do so before commencing operations on the Premises.

4. Lessee shall indemnify, defend and hold harmless Lessor, its trustees, agents, employees, and lenders for, from and against all damages, losses, fees, liens, charges, obligations, liabilities, judgments, claims, costs, expenses, penalties, and attorneys' and consultants' fees arising out of or connected in any way to Lessee's use of the Premises, including any violation or alleged violation of any federal, state, or local law, rule, regulation or ordinance, whether or not litigation or prosecution is actually commences against Lessor, its trustees, agents, employees or lenders.

5. Lessee shall provide written notice to Lessor immediately in the event of the revocation, suspension, expiration, transfer, or surrender of Lessee's lawful authority to operate a medical marijuana facility. Such revocation, suspension, expiration, transfer or surrender, or Lessee's failure to provide immediate notice thereof to Lessor, shall constitute an incurable breach of this Lease entitling Lessor at its sole discretion to terminate this Lease.